Exhibit 99.1

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7270

Joint Petition of Verizon New England Inc., d/b/a	)
Verizon Vermont, certain affiliates thereof, and	)	Hearings at
FairPoint Communications, Inc. for approval of an asset	)	Montpelier, Vermont
transfer, acquisition of control by merger and associated	)	January 29–30, 2008
transactions	)

Order entered:   2/15/2008

PRESENT:	James Volz, Board Chairman
David C. Coen, Board Member
John D. Burke, Board Member

APPEARANCES:	June E. Tierney, Esq.
James Porter, Esq.
for the Vermont Department of Public Service

Nancy S. Malmquist, Esq.
Barclay T. Johnson, Esq.
Robert A. Miller, Jr., Esq.
Megan R. Ludwig, Esq.
Downs Rachlin Martin, PLLC
for FairPoint Communications, Inc.

Alexander W. Moore, Esq.
for Verizon New England Inc., d/b/a Verizon Vermont

Peter H. Zamore, Esq.
Benjamin Marks, Esq.
Sheehey Furlong & Behm, P.C.
for Verizon New England Inc., d/b/a Verizon Vermont

Scott J. Rubin, Esq.
for the Communications Workers of America and
International Brotherhood of Electrical Workers

James J. Dunn, Esq.
Mickenberg Dunn Kochman Lachs & Smith
for the Communications Workers of America and
International Brotherhood of Electrical Workers

Alan D. Mandl, Esq.
Smith & Duggan, LLP
for the New England Cable and Telecommunications
Association, Inc. and Comcast Phone of Vermont,
LLC

Edward A. Miller, Jr., Esq.
Miller & Smith, LLP
for the New England Cable and Telecommunications
Association, Inc. and Comcast Phone of Vermont,
LLC

Paul J. Phillips, Esq.
Elijah D. Emerson, Esq.
Primmer Piper Eggleston & Cramer, PC
for 8 Independent Vermont Incumbent Local
Exchange Carriers(1)

Victoria J. Brown, Esq.
Joslyn L. Wilschek, Esq.
Primmer Piper Eggleston & Cramer PC
for Vermont Electric Cooperative, Inc.

Gregory M. Kennan, Esq.
Paula W. Foley, Esq.
for One Communications Corp.

Scott Sawyer, Esq.
for Sovernet, Inc. and segTEL, Inc.

(1)  Franklin Telephone Company, Inc., Ludlow Telephone Company, Inc., Northfield Telephone Company, Inc., Perkinsville Telephone Company, Inc., Shoreham Telephone Company, Inc., Topsham Telephone Company, Inc., Waitsfield-Fayston Telephone Company, Inc., d/b/a Waitsfield Telecom, d/b/a Champlain Valley Telecom, and Vermont Telephone Company, Inc., d/b/a VTel.

William F. Ellis, Esq.
McNeil, Leddy & Sheahan
for the City of Burlington Electric Light Department

Harriet Ann King, Esq.
King & King
for Green Mountain Power Corporation

ORDER RE: MODIFIED PROPOSAL

TABLE OF CONTENTS

I.	Introduction		3

II.	Procedural History		7

III.	The Revised Transaction		8

IV.	Findings and Discussion		10
	A.	Financial Concerns	10
	B.	Performance Enhancement Plan	20
	C.	Dual Poles	26
	D.	FairPoint Cutover Monitoring	31
	E.	Board Review of Conditions in other Regulatory Decisions	34
	F.	Performance Benchmark Reports	35
	G.	Credits for Retail Billing Errors	35
	H.	CLEC Conditions	37
	I.	Transition from Verizon to FairPoint	38

V.	Conclusion		39

VI.	Order		39

I. INTRODUCTION

Two months ago, we issued an Order denying a petition by FairPoint Communications, Inc (“FairPoint”) and Verizon New England Inc., d/b/a Verizon Vermont (“Verizon), as well as several Verizon subsidiaries (jointly referred to as the “Petitioners”) that requested approval for

FairPoint to acquire Verizon’s landline telecommunications business in Vermont.(2)  This proposal was part of a broader transaction under which FairPoint would obtain Verizon’s landline businesses in Vermont, New Hampshire, and Maine.  We concluded that FairPoint had not demonstrated that the level of financial risk to itself, and thereby to its customers, was acceptable.  Because of the serious financial risks, partially attributable to a high purchase price and the large amount of debt FairPoint would need to secure, we found that the acquisition did not promote the general good of the state.  Nonetheless, we also stated that we were open to the filing of a revised petition that addressed these financial concerns; we did so in light of the benefits to the state that FairPoint was expected to bring and the poor performance of Verizon.

The Petitioners have now submitted a revised proposal, in which they improve the Proposed Transaction in several ways.  These revisions are incorporated into a Stipulation between themselves and the Department of Public Service (“Department”).(3)  Most importantly, the revised proposal would improve FairPoint’s financial standing after the acquisition, by substantially reducing the initial debt, requiring further buy-down of debt, and decreasing dividends.  In addition, the revised proposal includes a Performance Enhancement Plan (“PEP”) which is designed to prompt more investment and improve service quality in the first three years of FairPoint’s operation by requiring FairPoint to set aside funds when it fails to meet certain specified standards.  FairPoint has also now agreed to an independent monitor of the transition from Verizon’s systems to its own, which should help protect consumers.

In today’s Order, we approve the revised proposal, subject to a number of conditions.  As explained in our December 21 Order, FairPoint’s acquisition of Verizon’s landline business offers many potential benefits to Vermont.  At a basic level, FairPoint has a substantially greater interest in operating a telephone company in Vermont than does Verizon.  This is likely to translate into improved service quality, expanded broadband deployment, and a broader range of

(2)  Order of 12/21/07.  In that Order, we referred to the planned acquisition as the “Proposed Transaction.”  We use that same term here to refer to the original proposal.

(3)  The Stipulation is referred to herein as the “Stipulation” or the “Vermont Stipulation.”  It is in evidence as exh. 3 to exh.
WL-9.  Many of the revisions (and conditions in the Stipulation) are based upon a settlement agreement between the Petitioners and the Public Advocate in Maine.  Exh. WL-4.  The Maine Public Utilities Commission (“Maine PUC “) has recently approved this settlement.  Re Verizon New England Inc., etc., Docket Nos. 2005-155, 2007-67 (Me. Pub. Util. Comm’n. Feb . 1, 2008).

services.  In particular, FairPoint has committed to meet the Vermont service quality standards, including measures that Verizon has not met.  FairPoint also has agreed to enhance its original broadband expansion proposal, which would have increased broadband availability to over 80 percent of Verizon’s current customers by 2010, by also ensuring that half of its local exchanges in Vermont will have 100 percent coverage.  In reaching this conclusion, we have considered the many comments from Vermonters expressing concern about the expectation that FairPoint’s services will be worse than Verizon’s and that Vermont will not receive the fiber-to-the-home that Verizon is deploying elsewhere.  Over the past eight years, Verizon has shown that it has little interest in operating the Vermont wireline business.  It has stated explicitly that it has no plans to offer Vermonters the fiber services it is deploying elsewhere and there are no real vehicles that presently exist to give Vermont any meaningful ability to force this deployment.  By contrast, FairPoint’s business model is dependent upon growth in its broadband business in the northern New England service territories.

In addition, the revised proposal has several enhancements designed to address our concerns about FairPoint’s financial capability to operate the system and provide the benefits that we expect.  The most significant change in the settlement agreement is Verizon’s commitment to provide a $247.5 million contribution to FairPoint’s working capital,(4) which must be used to reduce the amount of debt that FairPoint would need to take on at the outset.(5)  This reduction in debt is a cost reduction that will increase the amount of money available to FairPoint to fund operations.  In addition, FairPoint has committed to annually reduce its debt by the greater of $45 million or 90 percent of its free cash flow, until it meets certain financial performance conditions.(6)  Further, FairPoint has agreed to reduce its dividends by 35 percent until it meets specified financial soundness criteria; additional dividend payment restrictions will also apply if certain financial and capital commitments are not met.

(4)  This consists of a direct contribution of $235 million coupled with Verizon’s agreement to forgive $12.5 million owed to it by FairPoint in Maine.

(5)  The debt reduction has the effect of lowering the purchase price by the $247.5 million.

(6)  The Petitioners’ revised proposal, the Maine PUC settlement, and the Stipulation would require a reduction of $35 million annually.  Subsequently, the Petitioners reached a settlement with the staff of the New Hampshire Public Utilities Commission (“ New Hampshire PUC “) which would require the higher level of debt reduction.  Exh. WL-9. If approved, this commitment would affect all three states.

All parties agree that the revisions represent an improvement on the original structure of the acquisition.(7)  We reach the same conclusion.  Nonetheless, some risks remain.  In particular, if FairPoint faces greater loss of telephone lines to competitors than it projects, its ability to meet its debt covenants may require a further reduction in the dividend or in operating costs. However, the changes to the financial structure, as described in this Order, make it less likely that FairPoint will be forced to reduce operating costs and investment below the levels necessary to meet Vermont’s needs.  Thus, FairPoint’s ability to weather these changes is improved.  For these reasons, we now find that, in light of the overall benefits of the transaction, the level of financial risk is acceptable.

Our approval of FairPoint’s acquisition includes numerous conditions that we find necessary to protect ratepayers, ensure good service quality, and maintain the competitive marketplace.  The majority of these conditions were set out in Appendix B to our December 21 Order and explained in that document.  All of the rulings and rationale in the December 21 Order, including the conditions we said we would adopt, still apply, except as modified herein. The Petitioners have accepted nearly all of the conditions described in that decision.  In this Order, we have adopted additional conditions based upon the Stipulation and the Maine and New Hampshire settlements.

Two specific conditions merit further discussion.  First, in our December 21 Order, we required Verizon to remove all dual poles within its service territory within 12 months of closing and to set aside $6.7 million to fund that removal.  FairPoint has persuaded us that we should leave the responsibility for removal of the dual poles with them, which will necessitate extending the deadline for pole removal to 30 months.  However, as we explained in the prior Order, the dual pole problem exists largely due to Verizon’s actions; thus, we find it unacceptable to transfer the financial obligation associated with the pole removal to FairPoint.  This conclusion is reinforced by our concerns about FairPoint’s financial prospects, even after the overall

(7)  Notwithstanding their recognition that the revised transactions represent an improvement, the Labor Intervenors (the Communications Workers of America and the International Brotherhood of Electrical Workers) conclude that FairPoint is still not financially viable and recommend that we find FairPoint’s financial status inadequate and deny the petition.

improvements to the financial structure.  Therefore, our Order still requires Verizon to put $6.7 million in escrow to fund FairPoint’s dual pole removal.

The second new condition relates to the PEP.  This plan is designed to improve the quality of service by requiring that, if FairPoint does not achieve the enumerated service quality standards, FairPoint must set aside up to $12.5 million annually for the first three years it operates and make efforts to remediate the problems (for which the money set aside is available). However, FairPoint made clear that it anticipates that it will need to set aside the maximum amount in the first two years and half of that amount in 2010.  The reason for this assumption is the existing state of the network.(8)  As the responsibility for the current network performance rests with Verizon, in this Order, we require that Verizon place $25 million in escrow to fund the first two years of the PEP.

II.  PROCEDURAL HISTORY

We issued our Order on FairPoint’s petition to acquire Verizon on December 21, 2007. On January 8, 2008, the Petitioners filed a Motion to Approve Modified Transaction.  In addition, the Petitioners submitted the Stipulation between themselves and the Department.

We convened a Status Conference on January 16, 2008.  At that time, we set a schedule for discovery and testimony, followed by a hearing on January 29.

On January 24, Labor filed a motion requesting that we suspend the hearing on January 29.  According to Labor, an extension was necessary to allow parties to consider the implications of a settlement in New Hampshire between the Petitioners and the staff of the New Hampshire PUC.  The Board solicited comments from other parties, which were filed on January 25.  At that time, the Board decided to defer ruling on Labor’s motion.

On January 29 and 30, we held technical hearings.  Before the commencement of hearings, we decided that we would proceed with hearings, but that we would consider Labor’s motion at the conclusion of those hearings; this allowed us to better determine, based upon the state of the record at that point, whether Labor needed additional time for discovery and preparation of testimony.  In addition, Labor orally moved to compel FairPoint to provide a draft

(8)  Tr. 1/29 /08 at 82–84 (Leach); tr. 1/30/08 at 20–21 (Leach).

of its Credit Agreement, citing the fact that the document had been provided to the NHPUC staff and relied upon by them in agreeing to settle with the Petitioners.  Labor and FairPoint subsequently made arrangements under which Labor was able to examine the draft credit agreement.  At the close of hearings, Labor withdrew both its motion for a suspension of the schedule and its motion to compel.

III.  THE REVISED TRANSACTION

As a result of the settlements in Maine, New Hampshire, and Vermont (as reflected in the Stipulation), other intervening events, and commitments made by FairPoint in those states, the following major revisions have modified in a material way the transaction that we considered in our December 21 Order.

•                       Verizon must provide a $235.5 million working capital contribution made in cash;(9)

•                       FairPoint must use that working capital contribution to reduce (or otherwise not incur) its permanent debt at closing;(10)

•                       FairPoint must reduce its dividend by 35%, which will enhance free cash flow;(11)

•                       FairPoint must pay down debt in an annual amount equal to the greater of $45 million or 90% of free cash flow, which will serve to reduce FairPoint’s leverage, thus increasing the company’s financial flexibility;(12)

•                       FairPoint must either reduce its overall debt by $150 million or suspend its dividends if it fails to maintain a certain financial coverage ratio on December 31, 2011;(13)

•                       FairPoint will adopt the PEP;(14)

•                       FairPoint has agreed to implement the Consistent Coverage broadband deployment plan in addition to the broadband deployment plan it originally proposed;(15)

(9)  Leach supp. pf. 1/8/08 at 3; exh. WL-4.  Verizon also relieved FairPoint of its obligation to reimburse Verizon for $12 million in capital investments Verizon has made in Maine.  Leach supp. pf. 1/8/08 at 6; exh. WL-4.

(10)  Leach supp. pf. 1/8/08 at 3, 6; exh. WL-4.

(11)  Leach supp. pf. 1/8/08 at 3; exh. WL-4.

(12)  Leach supp. pf. 1/8/08 at 3, 7; exh. WL-4; exh. WL-9.

(13)  Leach supp. pf. 1/8/08 at 13.

(14)  Exh. WL-9, exh. 3.

(15)  Leach supp. pf. 1/8/08 at 9–10; tr. 1/29/08 at 129–131 (Leach).  Under the Consistent Coverage broadband expansion plan, FairPoint must provide 100 % broadband capability in at least half of the exchanges it serves.

•                       FairPoint has agreed to an independent third party monitor (Liberty Consulting Group) in connection with the cutover process and to an associated scope of work;(16)

•                       the Petitioners and the Department agreed to support approval of the transaction consistent with the Board’s proposed conditions;(17)

•                       FairPoint will make minimum capital expenditures in Vermont of $41 million in 2008, and an annual average of $40 million in the first three years;(18)

•                       FairPoint is entitled to defer monthly payments under the Transition Services Agreement (“TSA”) for months 10-15 under certain circumstances;(19)

•                       Verizon will contribute an additional $50 million to be used for New Hampshire projects;(20)

•                       FairPoint agreed to certain minimum capital expenditure requirements for New Hampshire;(21)

•                       FairPoint has postponed the anticipated cutover date from the end of May, 2008 to the end of July, 2008;(22)

•                       Telco has been converted into a limited liability company;(23)

•                       FairPoint has agreed to establish a wholly-owned subsidiary of Telco — Telephone Operations of Vermont LLC (“Telco Vermont”) — to separate all Vermont-related assets and liabilities from the assets and liabilities of other FairPoint regulated and non-regulated operations.(24)

In addition to the above changes to the Proposed Transaction, FairPoint has now received approval from the Federal Communications Commission (“FCC”) for the transfer of control and assignment of certain spectrum licenses and domestic and international section 214

(16)  Exh. WL-6.

(17)  Exh. WL-9, exh. 3.

(18)  Exh. WL-9, exh. 3, at 1.

(19)  Leach supp. pf. 1/24/08 at 12; exh. WL-9.

(20)  Leach supp. pf. 1/24/08 at 12; exh. WL-9.  As this infusion of additional capital is directed solely towards incremental investment in New Hampshire, it has no effect in Vermont on the overall merits of the revised transaction.

(21)  Leach supp. pf. 1/24/08 at 12; exh. WL-9.

(22)  Leach supp. pf. 1/8/08 at 9.

(23)  Tr. 1/29/08 at 102–104 (Leach).  In the original petition, Telco was intended to be a separate corporation rather than a limited liability company.  At that time, Verizon also indicated that it had not yet settled on the structure and was awaiting a determination on the tax consequences of the choice.  Smith pf. at 13.

(24)  Tr. 1/29 /08 at 105 -106 (Leach).

authorizations from Verizon to FairPoint.(25)  The FCC also approved FairPoint’s request for an “all-or-nothing” waiver on January 25, 2008.(26)

IV. FINDINGS AND DISCUSSION

A. Financial Concerns

(1) Position of the Parties

(a) FairPoint

FairPoint maintains that its post-merger financial condition will remain sound, and even enhanced, as a result of modifications made to the transaction in recent settlements reached with Maine, New Hampshire, and Vermont.(27)  It is FairPoint’s expectation that the revised financial structure will lead to material improvements in its cash flow, debt levels, and stockholders equity, plus provide an additional cash cushion for investments in Vermont.(28)  The primary terms of the restructuring are:  (1) at closing, Verizon will contribute $247.5 million in capital of which $235.5 million will be used to reduce FairPoint’s external borrowing, with the remaining $12 million representing forgiveness of Verizon’s right to reimbursement for broadband expenditures; (2) FairPoint will reduce its quarterly dividend payout by 35% (approximately $49.7 annually) as an additional enhancement to cash flow; (3) FairPoint will devote the greater of $45 million or 90% of its free cash flow to permanently reduce term debt on an annual basis; and (4) FairPoint has agreed to additional restrictions on dividend payouts if a minimum Leverage Ratio of 3.5 is exceeded in any three consecutive fiscal quarters.(29)

In lieu of these changes, FairPoint updated its original Discovery Model on January 8, 2008, to reflect the alleged improvements to its post-merger financial condition.(30)  Namely, FairPoint contends that the additional capital infusion by Verizon of $247.5 million will result in

(25)  In re Applications Filed for the Transfer of Certain Spectrum Licenses and Section 214 Authorizations, Memorandum Opinion and Order, WC Docket No . 07-22, FCC 07-226 (Jan. 9, 2008).

(26)  Petition of FairPoint Communications, Inc. for Waiver of Section 61.41(b) and (c) of the Commission’s Rules, Order, WC Docket No. 07-66 (Jan. 25, 2008).

(27)  Joint Brief at 3.

(28)   Leach supp. pf. 1/8/08 at 7.

(29)   Joint Brief at 4.

(30)  Joint Brief at 3.

an equal and substantial reduction in FairPoint’s overall leverage position post-closing.(31) In addition, as a result of the 35% reduction in dividend payouts, FairPoint will experience a projected positive net benefit to free cash flow of approximately $49.7 million annually.(32) FairPoint also projects a reduction of $600 million in net debt load over the outlook period.(33)

In response to additional questions raised by the Board at its January 16, 2008, status conference, FairPoint submitted revised projections using the “VoIP” scenario as a baseline.(34) These revised projections essentially centered around two additional areas of inquiry by the Board:  (1) the effects on FairPoint’s revenue of an anticipated rate adjustment occurring in 2010 and continuing through the remainder of the outlook period; (35) and (2) the point at which decreases in revenue and increases in operating or capital expenses would reduce FairPoint’s free cash flow to zero.(36) Concerning the rate adjustment occurring in 2010, FairPoint projects a potential credit to Vermont customers of $14 million based upon overall cost savings of $71 million.(37)  However, FairPoint also contends that this outcome is highly unlikely since the revised VoIP scenario includes the Board’s most pessimistic assumptions concerning line-loss which result in an estimated reduction in revenue of $80 million in 2010.(38) In addition, despite the negative assumptions of the VoIP scenario, FairPoint projects that its net cash flow position will remain positive from 2009 forward.(39)

FairPoint also provided the Board, under seal, with a projection outlining appropriate increases to operating and capital expenditures and decreases in revenue which would reduce free cash flow to zero after dividends over the outlook period.(40) Even under the Board’s VoIP scenario, FairPoint projects that its capex, revenue, and expense cushions (i.e., the amount of additional capital expenditures, operating expenses, and decrease in revenues for the company

(31)  Leach supp. p f. 1/8/08 at 3.

(32)  Leach supp. pf. 1/8/08 at 23.

(33)  Leach supp. pf. 1/8/08 at 11.

(34)  Leach supp. pf. 1/24/08 at 25.

(35)  Leach supp. pf. 1/24/08 at 10.

(36)  Leach supp. pf. 1/24/08 at 25.

(37)  Leach supp. pf. 1/24/08 at 13.

(38)  Leach supp. pf. 1/24/08 at 5.

(39)  See exh.WL-8, (Highly Confidential) at 1.

(40)  Leach supp. pf. 1/24/08 at 7.

that would result in zero free cash flow) never fall below $27 million, $42 million, and $42 million, respectively, in each year of the model.(41)

Based on these recent modifications to the transaction and FairPoint’s revised projections, FairPoint argues that its post-merger financial outlook has greatly improved and provides the Board with sufficient evidence to approve the merger.(42)  In addition, FairPoint contends that the near final credit agreement with its lenders offers no material differences in its financing which would negatively impact its latest projections or change its outlook.(43) In response to one of the Board’s original concerns, FairPoint contends that the projected enhancements to cash flow will alleviate it from being forced to choose between reducing dividends or reducing necessary capital investments.(44)

(b) Department of Public Service

The Department and FairPoint entered into a Stipulation dated January 8, 2008, to address the financial concerns raised by the Department and by the Board in the Board’s Order of December 21, 2007.(45)  Under the Stipulation, among other things, FairPoint agrees to: (1) minium annual capital investments in Vermont of $40 million;(46) (2) a reduction in dividends equal to the amount by which the average capital expenditures in Vermont are less than $40 million;(47) (3) an overall annual reduction of dividends by 35% or $49.7 million from the previously projected post-merger levels;(48) (4) to cease declaring or paying any dividends in the event that FairPoint’s quarterly Leverage Ratio exceeds 5.50 in which case funds otherwise available to pay dividends shall be applied to pay down external debt;(49) (5) additional annual

(41)  Leach supp. pf. 1/24/08 at 6.

(42)  Joint Brief at 5.

(43)  Joint Brief at 8.

(44)  Joint Brief at 6.

(45)  Stipulation Among FairPoint Communications, Inc., Verizon New England, Inc. and the Vermont Department of Public Service dated January 8, 2008 (the “Vermont Stipulation”) at 2.

(46)  Vermont Stipulation at 2.

(47)  Vermont Stipulation at 3.

(48)  Vermont Stipulation at 3.

(49)  Vermont Stipulation at 3.

debt curtailments in amounts which are the greater of $45 million or 90% of free cash flow;(50) and (6) adoption of the Performance Enhancement Plan to support service quality and broadband commitments.  In addition, the Stipulation requires an enhanced capital injection from Verizon at closing in the amount of $235.5 million to reduce FairPoint’s term debt.(51)  Based in part on these conditions and enhancements, the Department recommends approval of the merger by the Board.(52)

(c)  Labor Intervenors

Labor Intervenors maintain that FairPoint does not have the financial resources or wherewithal to own and operate the utility.(53)  Although Labor agrees that the recent modifications to the transaction improve FairPoint’s projected financial outlook, those changes are not sufficient to transform FairPoint into a financially stable company.(54) Labor argues that the revised financial projections continue to be overly optimistic and fundamentally flawed in the following areas: (1) assumptions concerning employee attrition and operating expenses remain unchanged and unrealistic; (2) effects of increases in dividend payments when permitted under the revised transaction terms were not included; (3) capital investments in Vermont were assumed to remain level despite PEP requirements; (4) potential cost increases resulting from an extended TSA period were not considered; (5) the consequences of FairPoint’s failure to meet its required leverage ratio of 3.6 in 2011 were not included; and (6) the funding of future non-pension benefits for employees and retirees was not considered.(55)  Labor contends that because FairPoint failed to properly account for the financial impact of these issues, the Board should remain extremely skeptical of FairPoint’s claims to post-merger financial viability.(56)

Labor also argues that FairPoint will have to borrow from its credit lines in order to meet its additional debt curtailment requirements under the revised transaction terms, and that it will

(50)  Vermont Stipulation at 4.

(51)  Vermont Stipulation at 5.

(52)  Vermont Stipulation at 6.

(53)  Labor Brief at 1.

(54)  Labor Brief at 2.

(55)  Labor Brief at 4.

(56)  Labor Brief at 6.

experience difficulty in maintaining its stock dividend.(57) Both occurrences, according to Labor’s own updated scenario analysis, will result in a company which is under severe financial stress, unlikely to obtain future financing or an investment grade bond rating, much less meet its obligations to employees and retirees.(58)  Further, Labor contends that FairPoint’s financial condition may become so impaired that dividend cuts and short-term borrowings will be inadequate to maintain its financial viability.(59)  Therefore, Labor argues that the settlements reached with Maine, New Hampshire, and Vermont are not sufficient to offset the serious risks of this transaction, and recommends that the Board reaffirm its decision of December 21 and reject the modified transaction as being contrary to the public good.(60)

(2)  Findings

(a)  General

1.  There have been a number of positive developments affecting the proposed transaction, and FairPoint’s projected post-merger financial condition, since the Board’s Order was issued on December 21, 2007.  A Stipulation among the Petitioners and certain parties to the Maine Public Utilities Commission (“ME PUC”) proceeding dated December 12, 2007 (“Maine Stipulation”) modified certain aspects of the transaction.  In particular, the Maine Stipulation provided for, among other things, (1) a $235.5 million working capital contribution made in cash by Verizon, (2) FairPoint is to use that contribution to reduce (or otherwise not incur) its permanent debt at closing, (3) a 35% dividend reduction by FairPoint that will enhance free cash flow, and (4) a requirement to pay down debt in an annual amount equal to the greater of $35 million or 90% of free cash flow, which will serve to reduce FairPoint’s leverage, thus increasing the company’s financial flexibility.  Leach supp. pf. 1/8/08 at 3, 7.

2.  FairPoint also agreed to either reduce its overall debt by $150 million or to suspend its dividends if it fails to maintain a certain financial coverage ratio on December 31, 2011.  Leach supp. pf. 1/8/08 at 13.

(57)  Labor Brief at 8.

(58)  Labor Brief at 9.

(59)  Labor Brief at 10.

(60)  Labor Brief at 12.

3.  Under the Stipulation, among other things, (1) the provisions of the Maine Stipulation identified above were made binding in Vermont, (2) FairPoint agreed to adopt the PEP, (3) FairPoint agreed to an independent third-party monitor in connection with the cutover process and to an associated scope of work, and (4) the Petitioners and the Department agreed to support approval of the transaction consistent with the Board’s proposed conditions (but the Petitioners were free to seek modifications to the conditions and the Department was free to oppose any such requests).  FairPoint also agreed in the Stipulation to minimum capital expenditure requirements in Vermont.  Leach supp. pf. 1/8/08 at 2–44; see Stipulation, ¶ 1 (Exh.WL-9, exh. 3).

4.  The Petitioners entered into a Stipulation with certain parties to the New Hampshire Public Utilities Commission (“NH PUC”) proceeding dated January 23, 2008 (“New Hampshire Stipulation”).  Under the New Hampshire Stipulation, (1) FairPoint is entitled to defer monthly payments under the Transition Services Agreement (“TSA”) for months 10-15 under certain circumstances, (2) the annual debt repayment floor was raised from $35 million to $45 million, (3) Verizon agreed to contribute an additional $50 million to be used for New Hampshire projects, and (4) FairPoint agreed to certain minimum capital expenditure requirements for New Hampshire.  The provisions in Maine and New Hampshire will affect Vermont.  Leach supp. pf. 1/24/08 at 12.

5.  Under the MOU, during the three years following the Closing Date, FairPoint must make, on average, annual capital investments in Vermont in the following minimum amounts:

First Year	$41,000,000.00

Average of First Two Years	$40,000,000.00

Average of First Three Years	$40,000,000.00

To assure investment in the network occurs as projected by FairPoint, total dividend payments by FairPoint to its common shareholders following the two-year anniversary of the closing will be reduced the following year by the amount in which the annual average capital expenditures made in Vermont over the two years is less than $40 million, and dividends paid in the year following the three-year anniversary will be reduced by the amount in which the annual average capital expenditures over the three-year period is less than $40 million.  Exh. WL-9, exh. 3.

(b)  Financing

6.  In lieu of the terms of the settlements, FairPoint will reduce its original borrowing amount by $247.5 million at closing.  This includes the $235.5 million injection of additional working capital from Verizon, plus forgiveness of $12 million in capital investments made in Maine.  Leach supp. pf. 1/8/08 at 1, 3.

7.  The interest rate terms of FairPoint’s original financing have been modified in the following areas:

•                       The coupon rate for the bond issue increased from 7.75% to 8.50% to reflect current market rates.  Leach supp. pf. 1/8/08 at 34.

•                       The bank rate spread on the structured financing increased from LIBOR plus 1.75% to LIBOR plus 2.00% to reflect current maket rates.  Leach supp. pf. 1/8/08 at 37.

8.  FairPoint updated its Discovery model to reflect the above interest rate increases.  The rate increases did not materially affect FairPoint’s financial projections.  Leach supp. pf. 1/8/08 at 21.

(c) Shareholders Equity

9.  FairPoint projects shareholders’ equity to remain positive for every year of the projection period.  FairPoint’s total leverage ratio, calculated as total Net Debt divided by Cash Adjusted EBITDA, improves during the Discovery Model projection period under the Revised Base Case scenario as compared to the original Discovery Model scenario.  FairPoint’s payout ratio is also much improved.  Leach supp. pf. 1/8/08 at 11; tr. 1/29/08 at 126 (Leach); tr. 1/29/08 at 224 (Campbell); tr. 1/30/08 at 37 (Leach).

10.  FairPoint has also agreed that if its total debt to EBITDA ratio is 3.6x or above on December 31, 2011, FairPoint will act to reduce its overall debt level by $150 million by December 31, 2012.  FairPoint would accomplish this debt reduction by a number of means including the issuance of stock, additional reductions to dividends, or the sale of non-core assets. If the debt reduction is not accomplished by December 31, 2012, FairPoint will suspend its dividend until the bank debt is refinanced.  Leach supp. pf. 1/8/08 at 13.

(d) Projected Cash Flow

11.  FairPoint’s revised financial projections show a material improvement in free cash flows as a direct result of the reduced dividend requirement.  As a result, FairPoint forecasts that it will have a $92 million cash cushion in 2010 even if line losses are 6% annually.  Leach supp. pf. 1/8/08 at 10, 19.

12.  FairPoint projects that its free cash flows will remain adequate even when stressed under the worst case assumptions it modeled, thus allowing them to maintain compliance with both the leverage and interest coverage requirements of the settlements.  Leach supp. pf. 1/8/08 at 16.

(e) Capital Adequacy

13.  Under the revised financial scenarios, FairPoint’s analysis shows that it has the financial resources and flexibility necessary to meet all of its capital and investment needs, under the most likely revenue loss assumptions.  Leach supp. pf. 1/08/08 at 7–19.

14.  FairPoint plans to spend $25 million to meet its Consistent Coverage broadband requirement, in addition to amounts already budgeted for that purpose, cumulatively increasing FairPoint’s broad band commitment in Vermont by $43 million through 2010.  FairPoint included this change in its Discovery Model assumptions with an increase in capital expenditures of $12.5 million in both 2009 and 2010.  Leach supp. pf. 1/8/08 at 10; exh. HBS-1; tr. 1/29/08 at 127–129 (Leach).

15.  FairPoint has consistently assumed that it would be responsible for removing double poles and has allocated $6.7 million from its revolving line of credit for that purpose.  However, the financial burden for this project will be shifted to Verizon, thus alleviating FairPoint of this additional capital expense.  Leach supp. pf. 1/8/08 at 25;(61) see General Condition #43 of this Order.

(61)  Although FairPoint’s financial models assume that it will pay for removal of the double poles, both our December 21 Order and today’s Order place the responsibility for payment upon Verizon.  This is discussed more fully in Section IV.C., below.

(3)  Discussion

In reviewing proposed acquisitions, we have consistently required that a regulated utility proposing a merger or acquisition must establish that the surviving company will remain financially sound and viable.  Further, the surviving company must demonstrate that it has the financial capacity to preserve service quality, maintain and upgrade its infrastructure, and also satisfy its financial obligations.  Based on the testimony and financial information submitted to us at that time, we were unable to find that FairPoint could reasonably satisfy any of those requirements.

Accordingly, in reviewing the revised proposal, we have taken great care in scrutinizing FairPoint’s projected financial condition under different “stress tested” scenarios,(62) particularly in the areas of free cash flow, negative impacts on revenues, capex, and trends in shareholder equity.  These scenarios attempted to take in consideration many of the risk factors that we described in our December 21 Order.  These included significantly greater line losses than FairPoint projects in its base case, higher operating costs, and rate requirement ordered by the Board.  Upon reviewing these new scenarios, in conjunction with the terms and conditions imposed by the settlements, it is apparent that the revised proposal represents a material improvement to the originally-proposed transaction.

(a)  Cash Flow

The evidence indicates that the 35% (approximately $49.7 million) reduction in FairPoint’s dividend as well as the reduced amount of debt will translate into a material improvement in free cash flow.  In terms of FairPoint’s free cash flow cushion, once changes to the transaction are implemented, FairPoint projects that its free cash flow cushion in 2010 under the “Steady State” scenario will be greater than $70 million.(63)  Those assumptions also include the effects of the $45 million debt reduction requirement under the New Hampshire stipulation.(64) Even if we incorporate the projected annual line losses of 6%, and 11% under the “VoIP” scenario, FairPoint’s model indicates that its free cash flow is unlikely to be eliminated at any

(62)  (Exh. WL-5, Confidential; exh. WL-8, “VoIP,” Highly Confidential).

(63)  Exh. WL-5 Case III (Confidential).

(64)  Tr. 1/29/08 at 69–70 (Leach).

time over the outlook period.  Thus it seems plausible that FairPoint will not have to choose between cutting its dividend and cutting operating expenses or capital investments through 2015.(65)

(b)  Capital Expenditures

The projections indicate that the revised financial structure should allow FairPoint to remain financially sound even under the most pessimistic line loss scenarios, thus giving FairPoint the financial flexibility and capacity to meet all of its required capital investments, including the Consistent Coverage broadband expansion plan and the PEP.(66)  In addition, as a part of the Stipulation, FairPoint has committed to minimum investment levels in Vermont over the next three years.  This requirement should help ensure that FairPoint invests adequately.

(c)  Shareholders Equity

After factoring in the terms of the settlements, FairPoint’s projections show lower outstanding debt, with shareholders’ equity remaining positive, albeit gradually declining in conjunction with the impact of line losses, for each year over the outlook period.(67)  This occurs even after factoring in the Board’s worst case assumptions under the VoIP scenario.(68)

(d) FairPoint’s Financial Soundness

In light of the above, we have concluded that FairPoint’s key financial metrics have significantly improved since our last review, and that the assumptions used under the revised projections include all significant and reasonably foreseeable financial risks.  As we stated in our Order of December 21, FairPoint’s financial soundness will depend greatly on its ability to generate sufficient cash flow for capital investments and satisfactory service.  We suggested that

(65)  Leach supp. pf. 1/8/08 at 21–2 2.

(66)  Leach supp. pf. 1/8/08 at 23; exh. WL-5 (confidential); exh. FairPoint Cross 18 (confidential); cf- tr. 1/29/08 at 203 (Jeanson) (“with the infusion of cash by Verizon that’s been discussed [the] financial cushion is clearly improved”).

(67)  Leach supp. pf. 1/8/08 at 12.

(68)  Leach supp. pf. 1/8/08 at 22; exh. WL-5 (Confidential); exh. WL-8 (Highly Confidential).

certain modifications and enhancements to the transaction, namely a reduction in the purchase price and a reduction in planned dividends, would do much to accomplish that outcome.  With the incorporation of those terms, among others, in the Department’s recent Stipulation, and with the agreement of the Petitioners, it would appear that FairPoint has met these standards.

B.  Performance Enhancement Plan

(1)  Findings

16.  As part of the Stipulation, the Department and FairPoint agreed to the Performance Enhancement Plan (“PEP”).  The PEP is intended to create strong incentives for FairPoint to improve historic areas of poor performance in Verizon’s Vermont service territory, discourage development of new areas of poor performance, and create a strong incentive for timely completion of FairPoint’s broadband investment commitments in Vermont.  Exh. WL-7; Campbell supp. pf. at 2.

17.  The PEP will apply to FairPoint’s service quality and broadband deployment performance in 2008, 2009, and 2010.  FairPoint will be responsible for performance in 2008 even for those months in which Verizon still owns and operates the system in Vermont.  Exh. WL-7; tr. 1/29/08 at 135 (Leach).

18.  The PEP measures service quality performance using many of the same performance areas as the existing Service Quality Plan (“SQP”), as well as some additional ones.  Leach  supp. pf. 1/8/08 at 24; Campbell supp. pf. at 2–3; exh. WL-7.

19.  Under the PEP, FairPoint must set aside money in a PEP Fund each year if it (1) fails to meet baseline standards in the SQP (except Performance Area 9) or (2) triggers one of seven different types of “Service Quality Events.”(69)  For each applicable baseline standard in the SQP that FairPoint exceeds, it must set aside $5 million.  For each Service Quality Event, the set aside is $1 million.(70)  The maximum amount that FairPoint could be obligated to set aside each year is $12.5 million.  Leach supp. pf. 1/24/08 at 8–9; Campbell supp. pf. at 3; exh. WL-7.

(69)  Performance Area 9 of the SQP (which covers service reliability, including interoffice and signaling facilities) is not covered by the PEP because it overlaps with other Service Quality Events in the PEP.  Campbell supp. pf. at 3.

(70)  Service Quality Events do not include events due to force majeure or Acts of God.

20.  The Service Quality Events describe problems that can impact the reliability of telephone service and which are measured at a more granular, local level and are not averaged over a whole year’s performance like SQP measures.  They consist of the following:

•                       Three or more consecutive months in which the network trouble report rate for an exchange exceeds 1.4 trouble reports per 100 lines in service.  Each exchange is considered separately and each month beginning with the third month in which the standard is exceeded constitutes an event.

•                       Three or more consecutive months in which the rate of business troubles not cleared in 24 hours for an exchange exceeds 10% of business troubles.  Each exchange is considered separately and each month beginning with the third month in which the standard is exceeded constitutes an event.

•                       Three or more consecutive months in which the rate of residential troubles not cleared in 24 hours for an exchange exceeds 30% of residential troubles.  Each exchange is considered separately and each month beginning with the third month in which the standard is exceeded constitutes an event.

•                       A service outage affecting more than 50 access lines simultaneously resulting in a “no dial tone” condition for more than 5 hours.

•                       An interoffice facility failure or blockage impacting a central office for more than 30 minutes where the number of access lines affected multiplied by the number of minutes in duration exceeds 900,000.

•                       A loss of interoffice calling capability from one host central office to another as a result of a Signaling System failure for more than 30 minutes.

•                       Any year in which the number of FairPoint consumers who file complaints with the Department that are ultimately classified as escalations following investigations exceeds 140 per calendar year.

Leach supp. pf. 1/24/08 at 9–10; Campbell supp. pf. at 3, 7; exh. WL-7; tr. 1/29/08 at 213 (Campbell).

21.  The PEP is intended to supplement the SQP, and does not change or alter the SQP in any way.  The PEP focuses on ensuring that funds are available to address the root causes of service quality problems.  Dollars generated under the PEP are primarily intended to be made available to fund incremental expenditures that will improve service quality.  A small amount may be forfeited for other specified purposes, so as to provide an incentive for FairPoint to limit accumulation of dollars under the PEP and to avoid any delays in the agreed upon deployment of broadband.  Campbell supp. pf. at 2–3.

22.  The PEP does not increase costs or expenses in Vermont; it ensures that funds will be available to provide the high service quality that is required.  Tr. 1/29/08 at 237–238 (Campbell).

23.  When funds are set aside under the PEP, FairPoint must submit a remediation plan within 30 days explaining how it will utilize the funds set aside each year to remedy the service quality issue that triggered the set-aside. Leach supp. pf. 1/24/08 at 8–9; Campbell supp. pf. at 4; exh. WL-7.

24.  Funds that are set aside under the PEP plan need not be spent solely on the specific service quality problems that triggered the set aside, provided that the spending is part of a remediation plan meeting the criteria of the PEP.  Campbell pf. at 5.

25.  The remediation plan may include use of PEP Fund dollars for capital expenditures or operating expenses.  Such expenditures or expenses must be incremental to FairPoint’s budgeted or planned annual Vermont operations expenses and capital expenditures and must be used to fund new or additional activities to remediate the issue.  Exh. WL-7.

26.  Upon request of the Department or upon its own motion and after notice and opportunity for hearing, the Board may reject FairPoint’s proposal to use PEP Fund money if it finds it does not meet the criteria stated herein for use of such funds, or may disallow credit for such use if the expenditures are made prior to the year-end calculation for the set aside.  Exh. WL-7.

27.  If FairPoint does not utilize all the set aside funds, then the unused amount is carried forward (less the forfeited amount) to be utilized in future years.  If at the end of 2010 FairPoint has not utilized all such set-aside funds, then FairPoint will use those funds to remedy any remaining service quality issues in 2011.  To the extent there are funds left over at the end of 2011, and if FairPoint has satisfied all of the Service Quality metrics applicable in 2011, then the funds will be returned to FairPoint, less the final $1 million forfeiture.  Leach supp. pf. 1/24/08 at 9; Campbell supp. pf. at 7–8; exh. WL-7.

28.  If FairPoint fails to utilize the “set asides” to remediate service quality problems, then certain amounts will be forfeited and distributed to the Vermont Telecommunications Authority (“VTA”).  The maximum forfeiture amounts are $500,000 in each year (2008, 2009, and 2010) plus a one-time amount of $1 million at the end of 2010, for a total maximum forfeiture of $2.5 million.  Leach supp. pf. 1/24/08 at 8; Campbell supp. pf. at 7; exh. WL-7.

29.  Under the terms of the PEP, FairPoint would be penalized if it does not meet its broadband deployment commitments.  First, FairPoint would be penalized $1 million annually at the end of 2008, 2009, and 2010 if it has not met the current broadband deployment milestones applicable to Verizon (75% by 12/31/08; 77% by 12/31/09; 80% by 12/31/10).  Second, FairPoint would be penalized $350,000 for each exchange by which the Consistent Coverage Plan is not met as of December 31, 2010, up to a maximum of $9 million.  Leach supp. pf. 1/24/08 at 10–11; Campbell supp. pf. at 8; exh. WL-7.

30.  Under the terms of the PEP, any broadband penalties will be distributed to the VTA. Payments by FairPoint to the VTA do not relieve FairPoint of any obligations to perform on its broadband expansion obligations.  Leach supp. pf. 1/24/08 at 11; Campbell supp. pf. at 8; exh. WL-7.

31.  In its financial analyses, FairPoint has assumed that the full $12.5 million will be set aside in 2008 and 2009 and that a lesser amount would be set aside in 2010.  In large part, this is because of the quality and operation of the network that Verizon is transferring to FairPoint, so that FairPoint expects to be unable to meet the service quality metrics in those years.  Tr. 1/29/08 at 82–86 (Leach); tr. 1/30/08 at 20–22, 25–27 (Leach).

32.  In addition, because the PEP is more granular, FairPoint expects to trigger set-asides for substandard service quality in particular exchanges that would not be captured in the existing SQP because it is calculated as a state-wide average.  Id.

33.  FairPoint already has a staff of ten working on meeting both the Amended Incentive Regulation Plan’s broadband roll-out benchmarks and the Consistent Coverage plan’s requirements.  Accordingly, FairPoint has not assumed that it will incur any of the PEP’s broadband penalties.  FairPoint expects to meet the broadband deployment requirements of both the Amended Incentive Regulation Plan and the Consistent Coverage plan.  Tr. 1/29/08 at 86–87 (Leach).

(2)  Discussion

One of the elements of the revised proposal is the PEP, which is designed to create financial incentives for FairPoint to improve service quality and meet its broadband expansion commitments.  Under the PEP, FairPoint must set aside certain funds if it fails to meet specified performance targets.  These performance targets focus on service quality issues and are substantially similar to the existing standards set out in the SQP.  In each year of the PEP (2008–2010), FairPoint must set aside up to $12.5 million, depending upon the extent to which it fails to meet the specified standard.  In addition to the obligation to set aside funds, FairPoint also must submit a plan to remedy the problem that triggered the set aside.  The funds set aside would be available for this purpose, or for other expenditures designed to remediate service quality problems.  Because of the mandatory investment obligation (discussed above), the PEP funds would be incremental to normal capital expenditures.

The PEP also sets out penalties for failure to meet broadband expansion levels.  The broadband expansion plan included in the existing Alternative Regulation Plan and the new Consistent Coverage broadband plan that FairPoint has agreed to implement will provide benefits to a number of Vermont ratepayers.  The penalties in the PEP will create an additional incentive for FairPoint to meet its obligations under these plans.

Overall, we find the PEP reasonable and accept it as part of the Stipulation.  As we explained in detail in the December 21 Order, Verizon’s service quality and customer service track record has been substandard.  FairPoint has committed to improve on that performance and meet its service quality obligations.  The PEP will create additional incentives for FairPoint to do so.

We have one concern about the PEP, which arises from the service quality of the network at the outset.  FairPoint has testified that it expects to set aside the maximum amount in each of the first two years and half of that amount in the third year.  This is because of FairPoint’s need to fix existing problems in the network that would prevent it from attaining the service quality metrics now.(71)  In part, FairPoint’s inability to meet these standards exists because the PEP measures service quality at a more granular level than does the SQP, so that the PEP will trigger set-asides for substandard service quality in particular exchanges that would be masked by the

(71)  Tr. 1/29/08 at 82–84 (Leach); tr. 1/30/08 at 20–21 (Leach).

SQP because it calculated compliance as a state-wide average.(72)  Nonetheless, almost all of the measures in the PEP are similar to or the same as existing SQP measures, so FairPoint’s expectation that it will not meet those measures is a reflection of the current state of the network. As the current state of the telecommunications system is clearly Verizon’s responsibility and due to Verizon’s actions, we conclude that Verizon, rather than FairPoint, should provide the money for any set-asides that are triggered in the first two years.  To effectuate this outcome, we direct that Verizon, prior to closing, deposit $25 million with a neutral administrator to be used for any set-asides in the first two years of the PEP and any remediation FairPoint engages in using that money.(73)

The Petitioners contend that this requirement is inappropriate because it penalizes Verizon retroactively for service quality at a time when Verizon had complied with the terms of the SQP (either by meeting the standards or by paying compensation under the SQP when standards have been exceeded).  In addition, the Petitioners note that much of the set-aside is triggered by service quality standards that are much more stringent than those contained in the SQP.  Finally, the Petitioners contend that, in large part, the set-asides do not result in additional costs to FairPoint, but are rather an acceleration of investment from later years.

We do not agree that requiring Verizon to compensate FairPoint for the money it must set aside to address service quality issues unfairly penalizes Verizon retroactively.  The PEP is a forward-looking plan, designed to create incentives and money to improve the service quality in the network.  But the evidence shows that much of the remediation work that FairPoint will need to perform is really directed at fixing problems in the existing network which the PEP classifies as Service Quality Events or violations of the SQP.  For example, Verizon is well-aware that it has not provided sufficient resources to meet the residential repair standard.  The PEP would fix that problem.  At the time that Verizon seeks to transfer its responsibilities to another provider, it is entirely appropriate to require the company whose performance led to the problems that the PEP is intended to address, contribute some of the needed capital.

(72)  Tr. 1/30/08 at 22 (Leach).

(73)  Based upon the testimony, we would expect that FairPoint will need to spend the full amount of the set aside in the first two years.

The evidence also does not support Verizon’s assertion that the large anticipated set-asides arise primarily from the fact that the PEP sets more stringent exchange-specific requirements than does the SQP.  FairPoint’s witness did highlight the trouble report rate in each exchange as a standard that was likely to trigger set asides.  But overall, the testimony did not delineate the specific causes of the anticipated set-asides, but referred more generally to the existing network.

Furthermore, we do not agree with the Petitioners’ assertion that Verizon should not bear the 2008 and 2009 PEP set-aside costs because the costs are not truly incremental.  We recognize that FairPoint has stated that for modeling purposes, it assumed that the bulk of the set-asides and the incremental expenditures that it would need to make represent an acceleration of funds from later years.  Based upon the testimony, we fully expect that FairPoint will trigger the full amount of the set aside and spend all of the money on remediation.  But FairPoint remains under an obligation to make adequate investment in the network.  The Petitioners presented no evidence suggesting that a reduction in expenditures in later years commensurate with the size of the set-asides would still enable it to meet its obligations to invest adequately.  In fact, FairPoint’s capital projections were developed without consideration of any investment arising from the PEP.  There is no basis for concluding that the investment levels will not be needed as originally projected. Thus, notwithstanding FairPoint’s modeling, we are not persuaded that the capital expenditures expected to arise from the PEP will simply be an acceleration, rather than an incremental cost.

We also add one reporting requirement to the PEP.  Under the PEP, FairPoint has substantial flexibility to use the PEP funds, although they must be incremental to planned expenditures and be used to fund new or additional activities to remediate the issues.  To enable the Board and Department to monitor whether FairPoint is meeting this standard, we require FairPoint to report annually on its use of PEP funds.

C.  Dual Poles

(1)  Findings

34.  At this time, no party has an accurate estimate of the number of dual poles in Verizon’s service territory.  Similarly, there is no accurate estimate of the cost of removal.  Mertens supp. pf. at 1–2.; tr. 1/29/08 (Mertens) at 34, 44–46.

35.  The majority of the dual poles remain in place due to Verizon’s actions.  Tr. 1/29/08 at 50 (Mertens); Mertens supp. pf. at 2.

36.  If FairPoint is responsible for removing the dual poles, FairPoint would be prohibited by the collective bargaining agreement from outsourcing this work to outside vendors and would thus be required to perform all the work with its own employees.  Leach supp. pf. 1/8/08 at 25.

37.  FairPoint estimates that, to hire and train new technicians necessary to remove the dual poles, and to equip this workforce, will take about 6 months.  This time includes the hiring, initial job skills training, driver training, safety training, and systems training.  Leach supp. pf. 1/24/08 at 3.

38.  Requiring Verizon to perform the pole removal work would divest FairPoint of control over a part of its network and potentially result in coordination issues that could delay removal. Leach supp. pf. 1/24/08 at 4.

39.  FairPoint also estimates that it will take six months to survey the scope of the dual pole problem, develop the plan of remediation and design the work packages.  Leach supp. pf. 1/8/08 at 25.

40.  Snow cover and frozen ground means that there are only approximately 8 months of each year when the forces can be highly productive in the field.  Id. at 26.

41.  Leaving dual poles in place also presents some safety concerns.  Tr. 1/29/08 at 42 (Mertens).

42.  An accelerated replacement program may affect the cost and timing of other utility projects, including electric transmission and distribution contracts.  This occurs because there are a limited number of outside plant crews available for contract work, so that an increase in demand due to pole removal may lead to higher prices for other Vermont projects for other companies such as the Vermont Electric Power Company.  Mertens supp. pf. at 2; tr. 1/29/08 at 33–34, 39–40 (Mertens).

(2)  Discussion

Proposed Conditions 33–34 from Appendix B of our Order would require Verizon to remove within one year of closing, all dual poles existing as of closing in the Vermont service area, and to fund a $6.7 million escrow account to compensate FairPoint in the event FairPoint instead removed these dual poles.  This decision was predicated upon several fundamental principles.  First, allowing dual poles to remain in place for any extended period of time does not represent sound utility practice.  Certainly, poles must be replaced periodically and it is reasonable to expect that the transfer of all attachments will not be accomplished immediately. The existing utility practices that have allowed so many dual poles to remain indefinitely, however, is not reasonable.

Second, the existence of so many dual poles is largely a problem caused by Verizon.(74) We recognize that, in some instances, other utilities may be at fault in not following the appropriate notification provisions to ensure timely transfer of facilities by Verizon.  In addition, other utilities may have had other options to force Verizon to carry out its obligations to transfer facilities and remove poles.  Nonetheless, Verizon’s non-performance is obvious and undisputed.(75)

Third, considering that Verizon created the problem, Verizon bears responsibility for eliminating it.  We made clear that it was unacceptable for a company such as Verizon to fail to adhere to reasonable utility practices and then leave the problem to its successor to fix.(76)

The Petitioners argue that, in light of the significant financial changes to the Transaction — in particular, Verizon’ s $235.5 million capital contribution (plus its forgiveness of another $12 million owed by Fairpoint in Maine) —  the pole removal and financial obligation is now appropriately borne by FairPoint, rather than Verizon.(77)  The Petitioners point to the fact that FairPoint has agreed to allocate or reserve $6.7 million from its revolving credit line to be

(74)  Mertens supp. pf. at 2.

(75)  Martens supp. pf. at 2; tr. 1/29/08 at 50 (Mertens).

(76)  Order of 12/21/07 at 136–146.

(77)  Also because ofVerizon’s additional $235.5 million capital contribution and $12 million debt forgiveness, there is no need to require the cost of the independent monitor to be shared equally by Verizon and FairPoint and, as a result, Petitioners propose conforming changes to Condition 40.

devoted solely to the dual pole remediation effort.  The Petitioners also assert that our proposed condition fails to take into consideration the fact that FairPoint would own both the poles and the facilities still attached to them; thus, Verizon would be transferring facilities that now belong to FairPoint, thus reducing FairPoint’s control over its network and potentially raising coordination issues.

The Petitioners also propose a modification to Condition 33 to allow FairPoint 30 months after closing to complete removal of dual poles.  They assert that given the needs to train and deploy a workforce to remove the dual poles, removing all dual poles within 12 months of closing would be a “major physical and operations challenge, and a virtual impossibility.”(78)  The Petitioners maintain that it would take at least six months to develop an inventory of dual poles and a plan for performing the required work.  According to the Petitioners, other limitations include FairPoint’s collective bargaining agreement, which precludes FairPoint from outsourcing this work and the fact that winters reduce productivity.  Petitioners also contend that a short pole removal period would increase pole removal costs due to limited available resources and reduced efficiency, and would divert resources away from more important activities.

The Department supports transferring the obligation for removal of the dual poles from Verizon to FairPoint and extending the deadline for removing all dual poles to the 30 months FairPoint now requests.  The Department contends that removal of all dual poles within 12 months “may be overly ambitious” and risks adverse consequences to the consumer.  However, the Department disagrees with the Petitioners on which company should be required to pay for the pole removal — according to the Department, the dual pole problem was largely caused by Verizon’s past practices.  As a result, the Department supports requiring Verizon to provide the financial guarantee for correcting the problem.

The Petitioners’ request raises three basic questions:  (1) over what time period should the pole removal be accomplished; (2) which company should be required to remove the poles; and (3) which company should be responsible for paying for pole removal?  The answers to the first two questions are intertwined; if FairPoint performs the pole work, it would be, at best, very difficult to remove the poles within 12 months.  FairPoint would need to take over the system,

(78)  Leach supp. pf. 1/24/08 at 3.

assess the scope of the problem, hire and train new employees and then remove the poles. Existing labor contracts would also limit FairPoint’s ability to use contracted crews.(79)  Such a focus on pole removal has the potential to distract FairPoint from other outside plant work, such as that necessary to improve the service quality for its customers.  By contrast, the faster removal may be achievable by Verizon through the use of contractors and employees from other states, but it would create coordination issues, particularly since FairPoint would own the facilities.(80)

On balance, we are persuaded that it is reasonable to transfer the responsibility for removing the dual poles from Verizon to FairPoint even though this would result in a delay in completing the pole removal.  A shorter pole removal period, while desirable has several potential negative impacts.  It would mean that Verizon is performing work on the facilities, even though they are owned and operated by FairPoint.(81)  FairPoint thus would lose control of its own outside plant.  In addition, as the Department testified, if Verizon employed a lot of contractors, it may have an affect on the availability of such workers for other utility outside plant projects and may drive up the price of those projects.(82)

Having FairPoint perform the pole replacement avoids these problems.  It means that the owner of the system will have control over the work performed on that system.  FairPoint, which will continue to provide telecommunications services, will have also have an incentive to ensure that the work is done properly.  Therefore, we have modified the condition in the Order to require FairPoint to remove the poles within 30 months.

We have retained, however, our condition requiring that Verizon fund the money to remove dual poles.  This is consistent with our prior conclusion that, as the company that created the problem, Verizon bears the responsibility for the remedy.

The Petitioners also have not convinced us that the modifications to the overall transaction, including the infusion of $235 million of working capital from Verizon, should change this outcome.  As noted, our primary concern in assigning the responsibility for pole removal to Verizon was not the financial burden of this project on FairPoint, but rather our

(79)  Leach supp- pf. 1/8/08 at 25-

(80)  Leach supp- pf. 1/24/08 at 4.

(81)  Leach supp- pf. 1/24/08 at 4.

(82)  Tr. 1/29/08 at 33–34, 39–40 (Mertens).

determination that Verizon needed to fix its own problem.  Moreover, there is no evidence that the $235 million addition to working capital was intended to provide additional funds to FairPoint specifically for the dual pole removal (which the December 21 Order indicated would be acceptable as a shift of responsibility).  In fact, the $235 million adjustment was agreed to in a settlement reached and filed in Maine prior to our December 21 Order.  It did not, nor could it have, reflected the cost of the dual pole removal.  Thus, we will retain the condition that requires Verizon to establish an escrow account for pole removal, which FairPoint will draw upon as it removes poles.

D.  FairPoint Cutover Monitoring

(1)  Findings

43.  As part of the Stipulation, FairPoint has agreed to an independent third-party monitor for the Transition Services Agreement cutover process pursuant to the scope of work (“FairPoint Cutover Monitoring Statement of Scope”, attached as Attachment A-2) established by representatives of the Department, the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission, to be paid for by FairPoint.  Exh. WL-6.

44.  Fairpoint, the Maine PUC, the New Hampshire PUC and the Department (collectively referred to as the State Regulators”) entered into an agreement to employ the Liberty Consulting Group (“Liberty”) to monitor the cutover from Verizon’s back-office systems to those developed for FairPoint by Capgemini in the event that the MPUC, NHPUC, and VTPSB approve the proposed transaction.  The purpose of this engagement is to address concerns raised in proceedings in each of the three states that failures in the transition from Verizon to FairPoint systems can produce adverse customer impacts.  Exh. WL-6; Leach supp. pf. 1/8/08 at 28–29.

45.  Under the agreement, the monitor will review FairPoint’s planned testing process, including the standards by which the readiness of the systems is assessed, to determine whether it is appropriate to proceed with the cutover of systems and functions provided by Verizon to FairPoint’s Northern New England operation.  Exh. WL-6 at 1–2.

46.  The Independent Monitor will also monitor the progress being made towards cutover readiness and flag any emerging issues for state regulators. Exh. WL-6 at 2–4.

47.  The Independent Monitor’s review will examine both retail and wholesale functions, so that the concerns of CLECs can be addressed.  Exh. WL-6 at 1.

48.  As part of its functions, the Independent Monitor will provide periodic reporting to State Regulators on the progress towards cutover, including comments and recommendations and identification of any key concerns raised with FairPoint that have not been addressed.  The Monitor will also conduct weekly telephone status conference calls with State Regulators.  Exh. WL-6.

49.  The scope of work also contemplates that Liberty will participate in a status conference before the Board prior to cutover to examine FairPoint’s readiness for cutover.  Exh. WL-6 at 4.

50.  If, after cutover, the State Regulators continue to have concerns, the scope of work would permit retention of the Independent Monitor to assess problems and assist in remediation. Exh. WL-6 at 4–5.

51.  The contract with Liberty will be managed by the New Hampshire PUC.  However, Liberty has committed to respond to inquiries and requests from any of the three State Regulators that are within the Scope of Work.  Exh. WL-6 at 5.

(2)  Discussion

In our December 21 Order, we considered a recommendation from the Department that we require FairPoint to employ an independent monitor selected by the Department for the system development and conversion process to ensure quality and readiness.  The Department also raised concerns about several other details of the transition from Verizon to FairPoint.  We concluded that the Department had raised valid concerns about the need for an independent assessment of system conversion and included in the Order several proposed conditions intended to address the cutover.  In particular, we required FairPoint to hire an Independent Monitor acceptable to it and to the Department, with the scope of work jointly developed by the Department and FairPoint.  We also outlined several elements of that scope of work, required that the Independent Monitor be paid for jointly by Verizon and FairPoint, and identified certain key deliverables.  Finally, we retained the authority to direct that the Petitioners delay cutover if we had substantial concerns about FairPoint’s readiness.(83)

As part of the Stipulation, the Petitioners and Verizon have reached agreement on the selection of an Independent Monitor and the scope of work for the monitor.  Specifically, the Department, Maine PUC and NHPUC have jointly engaged Liberty Consulting Group to monitor the cutover from Verizon’s back-office systems to those developed for FairPoint by Capgemini.

We conclude that the agreement on the Independent Monitor and the scope of work for the monitor are both reasonable and consistent with our December 21 Order.  It will allow an independent assessment of Verizon’s progress towards cutover and the transfer of full responsibility for providing telephone service to FairPoint and its new systems.  Therefore, we have modified the conditions from the proposed order to reflect the three-state agreement.

Our December 21 Order also specified that the cost of the independent monitor would be shared by Verizon and FairPoint.  In their proposed modified conditions that accompanied the request for approval of the modified transaction, the Petitioners altered this condition so that FairPoint would bear the entire cost.  Also, in the Stipulation, the Petitioners and the Department agree that the costs of the monitor should be charged to FairPoint.  Neither the Petitioners nor the Department explained why we should change our ruling.  Nonetheless, in today’s Order, we have modified our original conclusion and now direct that FairPoint should bear the cost of the monitor.  We reach this conclusion in reliance upon the settlement between the Petitioners and the Department.  The Board has traditionally granted deference to settlement agreements between parties; this encourages parties to seek reasonable compromises.  We continue to review settlements to ensure that they promote the general good and will modify conditions or reject the stipulation in total if they are not.

The agreement on the Independent Monitor raises one additional issue.  Under the agreement, the Independent Monitor will provide regular reporting to “State Regulators.”  As that term is described, it does not include the Board, but only the Department.  Thus, the Independent Monitor’s regular reports would be provided to both the New Hampshire PUC and the Maine PUC, but not the Board (except for the participation at a Status Conference).  Given the potential

(83)  Order of 12/21/07 at 190–195, 198–199, 201–202.

risks to consumers in this state, it is appropriate for the Board to receive these reports as well. This will allow us to monitor the progress towards cutover and be better prepared to act if problems arise.  We still expect that the primary oversight role in Vermont will be borne by the Department.  We also expect that the Department will bring to our attention any significant issues.

E.  Board Review of Conditions in other Regulatory Decisions

Proposed Condition 11 in Appendix B to the Order provided that in the event regulatory approvals of the Federal Communications Commission (“FCC”), the Maine PUC, or the New Hampshire PUC are conditional, Board approval would be conditioned upon Board review of the other commissions’ conditions.  The Petitioners argue that this condition could unduly delay the closing and potentially jeopardize the petitioners’ ability to close the Proposed Transaction. Accordingly, the Petitioners propose amending the condition so that the Board would need to determine within three days of receipt of such an order “whether any conditions imposed thereby either conflict with the Board’s decision or result in a material adverse change to FairPoint’s financial projections.”  If the Board reached such a determination, it could then establish further procedures for review of the change.

The Department opposes the proposed change.  The Department asserts that the Board’s proposed condition will better serve the public good by ensuring that any conditional approvals in other states are considered by the Board as to the possible effect upon the proposed Transaction in Vermont.  The Department also notes that the Board has stated its intent to review any orders from the other regulatory bodies quickly.

In this Order, we adopt the condition with changes to reflect the fact that the FCC has issued a final decision that does not contain conditions that would alter our determinations here. New Hampshire and Vermont are reviewing the Proposed Transaction at the same time; Maine has just issued its decision.(84)  We cannot know what conditions the New Hampshire PUC may adopt and whether those conditions may affect our determination in this case.  Similarly, parties have not had a full opportunity to review the Maine PUC decision and bring issues of potential

(84)  Re Verizon New England Inc., etc., Docket Nos. 2005-155, 2007 -67 (Me. Pub. Util. Comm’n. Feb. 1, 2008).

concern to our attention.  Thus, it would be unwise to limit the scope of review as the Petitioners request.  Nonetheless, it is not the Board’s intention to reopen our ruling in this Order for changes in other states that do not materially affect Vermont’s interest.  Moreover, as we stated previously, we plan on acting quickly after receipt of orders from other jurisdictions.

F.  Performance Benchmark Reports

Proposed Condition 17 in Appendix B to the December 21 Order requires FairPoint to demonstrate that it has made adequate arrangements to include all state-specific information contained in the Performance Benchmark Report.  In their motion, the Petitioners ask that we limit this condition so that FairPoint would only need to make arrangements to obtain publicly-available information from Verizon.  However, in Petitioners’ Brief in Support of Motion for Modified Transaction, they withdraw the request to modify this condition.  As a result, we adopt it as set out in Appendix B.

G.  Credits for Retail Billing Errors

Proposed Condition 44 from Appendix B of the Order would require FairPoint to provide each retail customer a $5.00 credit (in addition to refunding any over-billing) for each month in which the customer’s bill contains an “error” during any of the first 18 monthly bills sent to customers under the new FairPoint billing systems.  FairPoint seeks clarification of the term “error” referenced in this proposed condition, stating that it should be limited to those errors that have financial impacts on the customer (i.e., over- or under-billing) and should not include, for example, spelling or other minor errors that do not impact the amount owed by the customer. FairPoint also requests the condition be amended to include a reasonable cap, which FairPoint maintains would strike a balance between allowing the utility to implement new systems without the fear of disproportionate penalties while ensuring that any errors be addressed promptly once they are identified.  Finally, FairPoint asks that the condition not take effect until three months after conversion, again citing to Finding 559 of the Board’s Order, which, FairPoint argues, supports a grace period.

The Department opposes most of the Petitioners’ proposed modification to Condition 44. The Department contends that to cap the total monthly amount of the customer credits would create a disincentive to provide billing accuracy and would prove contrary to the level of service that the billing credit seeks to guarantee.  In addition, the Department notes that, while the $5 credit would start earlier than it had recommended, it would also last for a finite period of time, eighteen months, whereas the Department had not limited its duration.  Nonetheless, the Department agrees with FairPoint that a three-month grace period would be reasonable.

In this Order, we modify the proposed condition we set out in the December 21 Order in two ways.  First, proposed Condition 44 would have applied to any errors on the bill.  As FairPoint notes, this would require a $5 credit for inconsequential errors, such as typographical mistakes.  Our intent was not to require a $5 credit for such errors.  As a result, the condition we adopt today does not require $5 credits for inconsequential typographical errors.(85)

Second, our December 21 Order required that FairPoint provide a $5 credit for errors during the first eighteen months after system cutover.  This meant that it would apply immediately, so that customers would receive compensation for billing errors that occur at the outset of the cutover.  On reconsideration, we agree with FairPoint that the $5 credits should not apply immediately.  It is highly likely that, given the complexity of developing new systems and transitioning to those systems, billing errors will occur even with diligent testing.(86)  While customers will unquestionably be affected if the billing system does not function properly, our primary concern in adopting the $5 credits was to create the appropriate incentives for FairPoint to make sure its systems are modified to eliminate any problems quickly and to compensate customers when FairPoint does not fix its billing systems once issues are identified.  Requiring a $5 credit during the period in which problems are likely and FairPoint would not yet have an opportunity to identify and remediate the problems does not further this objective.  Accordingly, we find that a grace period is appropriate.  We are not persuaded, however, that three full billing cycles is an appropriate delay.  Instead, the $5 credit requirement will take effect with the third

(85)  We note that not all typographical errors are inconsequential.  For example, an error in a customer’s address may affect whether the customer receives the bill, potentially to the customer’s detriment.  Such an error would not fall into the exception we adopt.

(86)  Tr. 1/29/08 at 114–115 (Leach).

billing cycle.  This will provide FairPoint over a month to identify and fix any problems that arise from the transition; we expect this to be a reasonable period.(87)

We also agree with the Department that we should not adopt a cap on the credits required under the condition we set out.  As we explained in our December 21 Order, the credits are intended both to compensate customers for the inconvenience they incur as a result of billing errors that may occur following system conversion and to provide an incentive to FairPoint to rapidly correct any such errors.  A cap would remove some of FairPoint’s incentives to correct problems rapidly if the Company faced widespread billing problems.

H.  CLEC Conditions

In our December 21 Order, we included a number of proposed conditions related to FairPoint’s relationships with CLECs.  One Communications asks that we ensure that all of these conditions are included in any final order.  In addition, One Communications requests that we clarify proposed condition 58 which would have required FairPoint to provide certain network elements under Section 271(c)(2)(B) of the Act to the same extent that Bell Operating Companies (“BOCs”) would be required.  In addition, that condition would have required FairPoint to offer certain additional network elements in the event the U.S. Supreme Court reverses a ruling by the Court of Appeals for the First Circuit limiting the degree to which states can impose conditions under Section 271.  One Communications asserts that the FCC has now determined that FairPoint will be a BOC; as a result, One Communications maintains that some of the language in proposed condition 58 is superfluous.

The Petitioners ask us to reject the proposed revisions.  According to the Petitioners, One Communications’ proposal would inject uncertainty into the parties’ understanding of their respective rights and obligations under Section 271(c)(2)(B).  The Petitioners contend that, rather than being superfluous, the language in question will avert jurisdictional and substantive

(87)  Under our condition, FairPoint would issue its first set of bills; customers would identify the errors and comments to FairPoint.  If the error did not require extensive reprogramming, it could be fixed by the second billing cycle.  It is possible that some errors will not be identified immediately or will require more effort to remedy. Hence, extending the grace period for a second cycle is reasonable.  Essentially, this gives FairPoint nearly two months from the time the first bills are issued to modify its billing systems.  Extending the grace period for another full billing cycle seems unnecessary.

disputes, and help ensure that the impact of future judicial or agency decisions concerning Section 271(c)(2)(B) will be the same whether or not FairPoint is formally deemed a BOC.

We agree with the Petitioners.  The language in proposed condition 58 is drawn (with minor wording changes) from the settlement between FairPoint and several CLECs that was submitted in October.  The words One Communications seeks to delete provide clarification of the effect of a potential ruling by the U.S. Supreme Court.  One Communications has not shown why such clarification is superfluous.  This Order adopts that condition as it appeared in Appendix B to the December 21 Order.

I.  Transition from Verizon to FairPoint

As part of the final order in this proceeding, the Petitioners ask that we find that the abandonment of service by Verizon and the revocation of its Certificate of Public Good (or the equivalent thereto) will promote the general good.  The Petitioners also object to Proposed Condition 7 from our December 21 Order in which we stated that we would retain jurisdiction over Verizon until removal of the dual poles was complete.  They assert that retention of jurisdiction after the company no longer offers service is unprecedented.  Nonetheless, Verizon consents to the Board continuing to exercise jurisdiction over it in the context of Dockets 7183 and 7192, in which the Board is examining Verizon’s alleged participation in certain activities of the National Security Agency.

The Department asserts that the Board has ample authority to retain jurisdiction over Verizon after the closing.  The Department contends that the Board has jurisdiction to deal with the dual poles after closing.  In addition, the Department maintains that the Board should not revoke Verizon’s CPG until after a successful cutover.

In this Order, we find it appropriate to revoke Verizon’s right to provide service, but only after Verizon complies with all applicable conditions in this Order.  In addition, we have modified the originally proposed condition 7 in two ways.  First, we have deleted the reference to the dual poles.  This is consistent with our conclusion above that FairPoint will have responsibility for removing the dual poles.  Instead, Verizon’s only obligation will be, prior to closing, to set aside funds to pay for the pole removal, thus mooting any jurisdictional question.

Second, we have specified that the revocation of Verizon’s CPG (or equivalent thereto) will occur after a successful cutover.  Up until that time, even though FairPoint will be providing service to the customer, Verizon will continue to own and operate many of the facilities used to provide that service, including all of the operational support systems.  This continued operation means that abandonment is inappropriate.

Finally, Verizon has consented to jurisdiction for purpose of Dockets 7183 and 7192.  As a result, we need not determine the scope of the Board’s continuing jurisdiction after the transfer of assets now.(88)

V.  CONCLUSION

For the reasons set out in this Order and in our December 21 Order, we find that FairPoint’s acquisition of Verizon, under the revised proposal and subject to the conditions set out in this Order, will promote the general good of the state.  We expect that FairPoint will offer improved service quality, expanded broadband deployment, and a broader range of services, which will benefit its customers, who make up the vast majority of landlines within the state of Vermont.

VI.  ORDER

IT IS HEREBY ORDERED, ADJUDGED AND DECREED by the Public Service Board of the State of Vermont that:

1.  Subject to the conditions set out in this Order, the transactions contemplated by the Merger Agreement and the proposed transfer of local exchange and long distance businesses of Verizon New England Inc., d/b/a Verizon Vermont (“Verizon”), NYNEX Long Distance Company (“NYNEX Long Distance”), Verizon Select Services Inc. (“VSSI”), and Bell Atlantic Communications, Inc. (“BACI”) in Vermont to Northern New England Telephone Operations Inc. (“Telco”), Telephone Operating Company of Vermont LLC (“Telco Vermont”), and Enhanced Communications of Northern New England Inc. (“Newco”) will promote the general

(88)  Petitioners Brief on revised proposal at 12.

good of the State of Vermont and are approved pursuant to 30 V.S.A. §§ 107, 109 and 231, and therefore a Certificate of Consent under 30 V.S.A. § 109 shall be issued.

2.  The ownership and operation by Telco, Telco Vermont, and Newco of their respective regulated businesses in Vermont, subject to the conditions in this Order, will promote the general good of Vermont and pursuant to 30 V.S.A. § 231, and certificates of public good shall be issued to Telco, Telco Vermont, and Newco.

3.  Telco Vermont shall be designated as an Eligible Telecommunications Carrier (“ETC”) pursuant to 47 U.S.C. § 254(e) and § 214(e)(2) for the service area previously designated for Verizon and Verizon may relinquish its designation as an ETC pursuant to 47 U.S.C. § 214(e)(4) and 47 C.F.R. § 54.205.

4.  Telco Vermont shall continue to provide the nine services required of ETCs.

5.  Subject to the conditions set out herein, the merger, and the acquisition by FairPoint Communications, Inc. (“FairPoint”) of a controlling interest in Telco, Telco Vermont, and Newco, will promote the public good, and the Board approves in all respects the transactions required or contemplated by the Merger Agreement, including the execution and performance by all parties of the Merger Agreement and all ancillary agreements and transactions required or contemplated by the Merger Agreement.

6.  Subject to the conditions in this Order, the Merger will not result in obstructing or preventing competition in the purchase or sale of any product, service or commodity in the sale, purchase or manufacture of which Verizon, NYNEX Long Distance, BACI, VSSI or FairPoint are engaged in and it is approved under 30 V.S.A. § 311.

7.  Any abandonment and curtailment of regulated telecommunications services in Vermont by Verizon, NYNEX Long Distance, VSSI or BACI is consistent with the public interest, subject to Verizon’s performance of continued obligations set out in this Order.  At such time that all services have been successfully transferred from facilities owned by Verizon to facilities owned and operated by FairPoint, Verizon’s Certificate of Public Good and/or equivalent authorization shall be revoked, subject to the continuing jurisdiction of the Board to enforce the conditions of this Order.  Verizon shall notify the Board within 15 days of satisfactorily completing the transaction of its facilities.

General Conditions

8.  FairPoint shall appoint a senior level person with responsibility for communicating with the Board and Department. The person’s primary place of business shall be in Vermont.

9.  If FairPoint and Verizon receive conditional or unconditional regulatory approval from the Maine Public Utilities Commission (“Maine PUC”) or the New Hampshire Public Utilities Commission (“NH PUC”), FairPoint and Verizon shall provide notice to the Board and Department of Public Service (“Department”) and provide a copy of the relevant orders, including any amendments to those orders.

10.  If regulatory approvals from the Maine PUC or the NH PUC are conditional, approval in Vermont is conditioned upon subsequent review by this Board of the conditions imposed by those other regulatory bodies. The parties may not close the transaction until that subsequent Vermont review has been completed. The Board will provide an expedited procedure to review any such conditions.

11.  Within 15 days of closing, FairPoint shall substitute itself for Verizon as a party in all proceedings before the Board, except Dockets No. 7183/7192.

12.  Verizon New England Inc. shall not rely upon this transaction as a basis to contest the jurisdiction of the Board to investigate in Consolidated Dockets No. 7183/7192 allegations that Verizon New England Inc. participated in an alleged foreign intelligence program of the National Security Agency involving customer records.

Terms and Conditions of Service

13.  FairPoint shall file tariffs, to be effective on the date of closing, that match the rates, terms and conditions in Verizon’s current tariffs.

14.  FairPoint shall be subject to the terms and conditions of the 2005–2010 Amended Incentive Regulation Plan (the “Incentive Regulation Plan”) set out in Appendix A of the Board’s Order of April 27, 2006, in Dockets 6959/7142 (including the 2005–2010 Amended Service Quality Plan set out in Appendix B), except as modified by this Order.

15.  Through December 31, 2010, FairPoint shall not withdraw or increase the price on any regulated intrastate telecommunications service offered by Verizon under tariff as of the closing date of this transaction without the approval of the Board.

16.  FairPoint shall prorate all volume pricing provided for in any tariff or other agreement so that the volume thresholds are reduced by the portion of the customer’s volume that is generated in states outside of the acquired Verizon operations.

17.  Notwithstanding any other provision of the Incentive Regulation Plan, the Board or the Department may seek rate reductions commensurate with any increase in Federal Universal Service Funding which the Vermont operation may be eligible to receive.

18.  FairPoint shall assume Verizon’s duty to provide annually a Performance Benchmark Report. FairPoint shall demonstrate that it has made arrangements to include all state-specific information currently described in that report.

19.  FairPoint may not recover in rates any expenses related to the transaction or the transition from Verizon to FairPoint, including any acquisition premium or any increased costs which are due to FairPoint’s need to develop and transition to new systems currently supported by Verizon, or which are incurred as a result of continued reliance on Verizon under the Transition Services Agreement.

Broadband

20.  While meeting the statewide availability commitments for broadband set out in the Incentive Regulation Plan, FairPoint shall also provide broadband service to all access lines in at least 50% of its exchanges by the end of 2010.

a.                                       As used in this condition, “Broadband” means a data transmission rate of not less than 1.5 Mbps per second in at least one direction.

b.                                      FairPoint shall determine which exchanges it will serve with 100% broadband availability and publicly announce these exchanges as soon as possible, but no later than six months, after closing. Each exchange shall be contiguous with at least one other exchange (served by FairPoint or another company) with actual or planned 100% broadband availability.

21.  Additional lines or line equivalents qualified for broadband service in the territory served out of the Burlington Central Office after July 1, 2005, shall be excluded from the number of additional lines qualified for broadband service for purposes of the calculations under the Incentive Regulation Plan.

Service Quality

22.  FairPoint shall track on a monthly basis, Trouble Report Rates and Troubles Not Cleared in 24 Hours by exchange, and ensure that no exchange has a rate on any of these measures that exceeds twice the statewide standard. In addition, if the trouble report rate for any given wire center exceeds twice the statewide standard of 1.4 for three consecutive months, FairPoint shall develop a remediation plan to address the issues causing the higher trouble rate and file it with the Board and Department. Within 12 months of closing, FairPoint also shall develop and file with the Board and Department, an action plan for analysis and remediation of service quality issues for wire centers (other than those already addressed) where the trouble report rates have exceeded twice the statewide standard for at least three consecutive months.

23.  If FairPoint fails to meet the performance baseline for the same service quality standard in three consecutive years, it shall file with the Board and Department an evaluation of the reasons for not meeting that standard and the proposed corrective actions.

24.  FairPoint shall perform all of Verizon’s obligations under the settlement in Docket 6957.

25.  FairPoint shall complete any of the improvement projects that Verizon has identified to address localized service quality issues if Verizon has not completed those projects by the date the parties close the transactions.

26.  Prior to conversion, FairPoint shall provide the Department with the codes to be used in the new trouble tracking system to ensure the codes will provide the same information as reported by Verizon, and ensure that the codes map to the Verizon system used as a basis for the report.

27.  Within six months of closing, FairPoint shall report on: (1) progress in establishing a tracking system for new customer service requests; (2) whether it has established a goal reflecting good service; (3) the percentage of customer service requests meeting that goal, by month; and (4) a narrative describing improvements that have been made in joint operations with electric utilities when responding to requests for new service.

28.  FairPoint shall provide a detailed management plan that addresses quality and service issues before the acquisition is approved. The plan should address the following.

•                           Organizational Structure and responsibility

•                           Implementing a regimented approach to the inspection of work

•                           Quality policies and metrics

•                           Process flow – engineering, construction, testing, and service provisioning

•                           Reducing error rate

•                           On time completion rate

•                           Training employees

•                           An analysis of data and improvement of data conversion

29.  At closing, FairPoint shall adopt the Performance Enhancement Plan (“PEP”) to support its service quality and broadband commitments.

30.  Verizon shall deposit $25.0 million with a neutral administrator to fund the set asides required under the PEP during 2008 and 2009.

31.  During 2008 and 2009, FairPoint shall draw upon the fund for any money that it is required to set aside under the PEP. At the end of 2009, any amounts left in the fund provided by Verizon that have not been drawn upon due to fund set asides shall be returned to Verizon. In addition, if, by the end of 2010, FairPoint has spent less on remediation than the set-asides drawn from the funds provided by Verizon, FairPoint shall return the difference to Verizon.

Financial

32.  FairPoint shall form a separate legal entity within the State of Vermont to separate all Vermont-related assets and liabilities, if any, from the assets and liabilities of other FairPoint regulated and non-regulated operations.

33.  During the three years following the Closing Date, FairPoint shall make, on average, annual capital investments in Vermont in the following minimum amounts:

First Year	$41,000,000.00

Average of First Two Years	$40,000,000.00

Average of First Three Years	$40,000,000.00

To assure investment in the network occurs as projected by FairPoint, total dividend payments by FairPoint to its common shareholders following the two year anniversary of the closing will be reduced the following year by the amount in which the annual average capital expenditures made in Vermont over the two years is less than $40 million, and dividends paid in the year following the three-year anniversary will be reduced by the amount in which the annual average capital expenditures over the three-year period is less than $40 million.

34.  The following restrictions on FairPoint’s dividends shall apply.

(a)  Beginning with the first full quarterly dividend paid after the closing of the Merger, FairPoint shall reduce its aggregate annual dividends payable on common stock (currently $1.59 per share) by 35% which is effectively an annual reduction of approximately $49.7 million from current projected levels after the Merger. FairPoint shall not be allowed to subsequently increase its per share dividend until this limitation is terminated pursuant to paragraph 36.

(b)  FairPoint shall not declare or pay any dividend on the common stock of FairPoint following the end of any three consecutive fiscal quarters during which the Leverage Ratio exceeds 5.50 (reduced to 5.0 at and after the fifth full calendar quarter following the Closing Date) or the Interest Coverage Ratio is less than 2.25. FairPoint shall use funds that would otherwise be available to pay dividends but for this restriction to first repay outstanding borrowings under its revolving credit agreement and second to prepay Term Loan borrowings (unless the loan agreements require a different order of payment) until such repayments reduce the debt as of the end of the last respective quarter such that the Leverage Ratio is reduced to 5.5 or 5.0, respectively. (There will not be any limitation on dividends paid during the first two full fiscal quarters following the closing beyond the reduction agreed to in paragraph (a).)

(c)  FairPoint shall limit the cumulative amount of payments of dividends on its outstanding common stock (excluding the first two full quarterly dividend payments after the closing) to not more than the cumulative adjusted free cash flow (before dividends) generated from and after the Closing Date.

(d)  The conditions in paragraphs (b) and (c) will not be effective until the third full fiscal quarter following the closing, to be consistent with the proposed credit agreement. For all purposes herein, Leverage Ratio shall be defined as the ratio of Total Indebtedness to Adjusted EBITDA. In calculating the Leverage Ratio, for purposes herein, FairPoint shall use the outstanding gross debt amount reduced by any available cash balance, provided that the amount of cash netted against gross debt shall be no more than $25 million. The definitions of Total Indebtedness and Adjusted EBITDA shall be the same as those contained in FairPoint’s current loan documents and as modified by the terms of the new loan documents.

35.  Beginning in the first quarter of 2009, FairPoint shall pay the higher of $45,000,000 annually, or 90% of annual Free Cash Flow, to be applied equally in each fiscal quarter, towards the permanent reduction of the principal amount of the Term Loan(s). Free Cash Flow is defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred. (For the first year of operations, this calculation would include all adjustments permitted by the current and the new loan documents.)

36.  The requirements and conditions in paragraphs 34(a), (b) & (c) and 35, above, shall terminate upon FairPoint achieving a Leverage Ratio of 3.5 for any three consecutive fiscal quarters, provided that if within two years of the end of such three consecutive fiscal quarters achieving the Leverage Ratio of 3.5, the Leverage Ratio exceeds 4.0 for any three consecutive quarters, the limitations and conditions in paragraphs 34(a), (b) & (c) and 35 shall become effective and remain effective until the earlier of five years after the end of such three consecutive fiscal quarters achieving a Leverage Ratio of 3.5 or ten years after the closing date. In any event, the limitations and conditions in paragraphs 34(a), (b) & (c), 35, and 36 shall terminate no later than ten years after the closing date. (For the purpose of clarity, if over the ten-year period FairPoint does not achieve the Leverage Ratio of 3.5 for three consecutive quarters, the limitations and conditions remain in effect over the entire ten-year period.)

37.  Verizon shall provide at or before closing a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement as of the date hereof. FairPoint shall use $235.5 million to repay permanently (or otherwise not incur), not later than 30 days after the closing of the Merger, the Term Loan or the Spinco Securities issued or incurred at closing.

38.  If on December 31, 2011, FairPoint’s Leverage Ratio of Total Indebtedness to Adjusted EBITDA, as calculated in accordance with the Amended Maine Stipulation dated December 21, 2007, is 3.6 or higher, FairPoint shall reduce its debt by $150 million by December 31, 2012 (and FairPoint shall also comply with the debt reduction provision of the Amended Maine Stipulation dated December 21, 2007, if it is in effect at that time). If the debt reduction is not accomplished by December 31, 2012, FairPoint shall suspend its dividend until the bank debt is refinanced.

Regulation of FairPoint Vermont

39.  The FairPoint Vermont, Inc., d/b/a FairPoint Communications (“FairPoint Vermont”), lines shall be excluded from measurements of progress toward the Incentive Regulation Plan’s broadband deployment milestones.

40.  The election of FairPoint Vermont under 30 V.S.A. Section 227d is terminated; FairPoint Vermont shall be included in the provisions of the Incentive Regulation Plan related to changes in pricing, terms, and conditions of service.

41.  FairPoint Vermont shall comply with the Annual Investment requirement of the Incentive Regulation Plan.

Poles

42.  All dual poles shall be inventoried and a detailed work plan established within six months of closing.

43.  FairPoint shall remove all dual poles existing on the date of closing within its service area within 30 months of closing.

44.  Before closing, Verizon shall establish an Overdue Pole Work Escrow Fund of $6,700,000 with a neutral administrator. The fund shall be available to FairPoint to compensate it for costs associated with removing the dual poles. The balance, with interest, shall be refunded to Verizon when FairPoint certifies that the work has been completed.

Emergency Response

45.  FairPoint shall adopt written emergency protocols for each electric utility in its serving area. The protocols shall be filed with the Board and the Department by closing. If possible, the protocols shall be jointly adopted with the relevant electric utility.

46.  No later than six months after closing, FairPoint shall file a demonstration that it has used its best efforts to enter into mutual aid agreements with comparably-sized or larger carriers in case of a natural disaster or other widespread emergency and file copies of any agreements that it has entered into.

Cutover and Transition

47.  FairPoint shall hire an Independent Monitor acceptable to it and to the Department. The scope of work of the Independent Monitor shall be as defined in the Three-State Independent Monitor Statement of Scope, which was entered into evidence in this Docket as exh. WL-6.

48.  The Independent Monitor will generate key deliverables as specified in the Three-State Independent Monitor Scope of Work, including draft final reports for review by the Board and interested parties, and will participate in a status conference with the Board, prior to cutover, to present and answer questions from the Board on FairPoint’s cutover readiness. In addition, the Department shall file copies of all written reports from the Independent Monitor with the Board.

49.  Until FairPoint is obliged to give notice to Verizon to activate cutover on a specific date, the Board may order that cutover be delayed, if it has substantial concerns about FairPoint’s readiness.

50.  The cost of retaining the Independent Monitor shall be funded by FairPoint.

51.  FairPoint shall conduct a post-cutover “switch to bill to tariff” comparison to determine the accuracy of the converted billing records. This review shall involve sampling the customer base represented on multiple representative switches to determine the degree to which products that are provisioned on the switch are actually being billed to the customer, and that the products that are being billed to the customer meet the tariff requirements. The review should examine not only the accuracy of the conversion, but also the accuracy of the current switch profiles, and the quality of the source billing data as it relates to the switches and tariffs. The review shall be completed no later than nine months after cutover and filed with the Board and parties to this docket.

52. FairPoint shall conduct a billing audit within six months of cutover. The audit will be a statistically valid sampling of representative billing output from multiple billing cycles. This review would include full invoice verification. FairPoint may perform the audit in conjunction with the “switch to bill to tariff” comparison and standard revenue operations production reviews.

53.  FairPoint shall create a plan no later than 12 months after closing to transition and train Verizon employees, who are accustomed to Verizon’s procedures, into FairPoint’s operational processes. FairPoint shall establish its own written policies and procedures. FairPoint shall file these policies and procedures in a timely manner with the Board and Department, along with the transition plan.

54.  Beginning with the 3rd bill sent to customers under the new FairPoint billing systems and continuing for 18 monthly bills, in each such month in which the bill provided contains an error FairPoint shall provide each retail customer a credit of $5.00 (in addition to refunding any over-billing). The bill credit shall not apply to inconsequential typographical errors.

55.  The Independent Monitor, established to ensure FairPoint’s system conversion process is implemented in a manner which eliminates risk to customers, should include as one of its criteria an assurance that FairPoint’s systems comply with the market opening requirements of the 1996 Act.

Competition

56.  FairPoint shall be an incumbent local exchange carrier (“ILEC”) subject to all of the obligations of Section 251 of the Federal Telecommunications Act of 1996 (the “Act”), including but not limited to the obligation to provide access to unbundled network elements (UNEs) wherever “impairment” exists pursuant to Sections 251(c)(3) and 251(d)(2)(B) of the Act, and the requirement to abide by the negotiation/arbitration process prescribed in section 252 of the Act.

57.  FairPoint shall not seek or assert “rural telephone company” classification for FairPoint for purposes of the
Section 251(f)(1) rural exemption from Section 251(c) of the Act. This condition does not prevent FairPoint from seeking or accepting designation of FairPoint as “rural” solely for purposes of qualifying for universal service funding or similar support from federal or state programs.

58.  FairPoint shall not now or in the future seek any suspension or modification of any of FairPoint’s 251(b) or (c) obligations pursuant to Section 251(f)(2) of the Act. This includes FairPoint’s local number portability obligations under Section 251(b)(2).

59.  For three years following the closing date of the Merger, FairPoint shall not reclassify as non-impaired any of FairPoint’s wire centers in Vermont that are not currently classified as non-impaired. Thereafter, FairPoint shall provide separate notice if and when it decides to withdraw unbundled access to such transport in accordance with applicable tariff, contractual and regulatory notice requirements.

60.  FairPoint shall adopt all of Verizon’s interconnection agreements and other contracts. Where a contract cannot be adopted, FairPoint shall implement contracts that mirror the rates, terms and conditions in Verizon’s contracts.

 61.  FairPoint shall adopt the Statement of Generally Available Terms (“SGAT”) in effect as of the Merger closing date and the Vermont SGAT shall remain in place with rates capped at then-current levels for three years following the Merger closing date. Services available pursuant to said SGAT, as may be amended from time to time in accordance with applicable law (including the conditions in this Order) shall be made available to the competitive local exchange carriers (“CLEC”) in accordance with the terms thereof.

62.  At closing and until modified through relevant procedures, FairPoint shall implement the same rates, terms and conditions and follow the same processes, for all services offered by Verizon to wholesale customers including CLECs under contract, the SGAT or tariffs prior to close by FairPoint.

63.  FairPoint shall extend in writing all inter-carrier agreements in effect as of the Merger closing date for three years following their stated expiration date. Such extension shall not affect the right of a CLEC to terminate an agreement pursuant to the agreement’s provisions. Either party may commence negotiation of a new agreement within nine months prior to the expiration of such extended term.

64.  For agreements that have expired or are renewed only on a month-to-month basis as of the Merger closing date, FairPoint shall extend the then-current rates and other terms in writing for three years following the Merger closing date. Such extension shall not affect the right of either party to extend such agreements further on a month-to-month basis following the expiration of such three-year term, if the terms of the agreement permit such unilateral month-to-

month extensions. Either party may commence negotiation of a new agreement within nine months prior to the expiration of the three-year extension term.

65.  FairPoint shall cause all volume pricing provided for in either type of agreement described above, or in tariff-based volume discount programs, to be pro-rated so such volume pricing terms will be deemed to exclude volume requirements from states outside of the three-state area served by FairPoint following the Merger closing date. FairPoint shall work with CLECs and Verizon to provide them the same benefits in the aggregate as those provided by the existing Verizon volume discount arrangement; however, in the event that a CLEC chooses to reduce its spending in the FairPoint service territory post-closing, FairPoint is not required to hold such CLEC “harmless” in the amount of credit it receives under such volume discount arrangement.

66.  FairPoint shall offer three-year agreements for tandem transit service, with rates capped at the current tandem transit rates for wholesale customers that agree to a three-year minimum term commitment.

67.  FairPoint shall comply with number porting intervals and trunk ordering rules and intervals as may be set forth within existing tariffs, interconnection agreements or other agreements, as the case may be. Otherwise, FairPoint shall comply with industry standard number porting intervals and trunk ordering rules and intervals.

68.  FairPoint shall provide as “Settlement Items” all Section 271(c)(2)(B) “competitive checklist” network elements and services to the extent that the FCC rules or has ruled that Bell Operating Companies (“BOCs”) in general are required to provide such elements and services, now or in the future, at rates, terms and conditions that are just and reasonable, and not unreasonably discriminatory, as if governed by Sections 201(b) and 202(a) of the Act as interpreted by the FCC, subject to the rights of negotiation and of review set forth in this section. If the U.S. Supreme Court should reverse the decision of the U.S. Court of Appeals for the First Circuit in Verizon New England, Inc. v. Maine Public Utilities Commission, Case Nos. 06-2151, 06-2429 (slip op. Sept. 6, 2007), then FairPoint will provide as “Settlement Items” such Section 271(c)(2)(B) elements and services as BOCs generally may be required to provide under applicable law. In the event the FCC through a final order delegates to the State of Vermont or the State of New Hampshire the authority to determine what elements and services must be provided by BOCs under Section 271(c)(2)(B), then this condition shall be modified accordingly. Nothing herein shall limit the right of FairPoint or any of the parties to the CLEC Settlement to seek reconsideration or review of any such FCC order.

a.  FairPoint may cease providing any Settlement Item in the event that the FCC, a state utility regulatory commission or a court (in each case having competent jurisdiction and authority) (each a “Governmental Authority”) determines that such item is not required to be provided pursuant to applicable law.

b.  In the event a CLEC requests in writing that FairPoint provide in Vermont a Settlement Item required to be provided under this condition, and not the subject of a determination described in subparagraph a, FairPoint and the CLEC will engage in good faith negotiations to reach agreement on the rates, terms and conditions pursuant to which FairPoint will provide such Settlement Item. In the event that FairPoint and the requesting CLEC are unable to reach agreement within nine months from the date FairPoint receives such written request, the CLEC shall have the right to seek resolution of any disputed rates, terms or conditions from the Board. The FCC’s rules, regulations, orders and policies applicable to the definition of the corresponding item under Section 271(c)(2)(B) of the Act and the rates, terms and conditions at which such item must be provided by BOCs shall govern the Board’s determinations in any such dispute resolution proceeding. Each Party to such dispute shall have the right to seek review in a court of competent jurisdiction of any state utility regulatory commission action relative to any Settlement Item, including any state utility regulatory commission order asserting that FairPoint is required to provide an element or service pursuant to this condition above, or setting rates, terms or conditions or asserting a pricing standard for any Settlement Item.  None of the Parties will challenge the jurisdiction of the court of competent jurisdiction in which the dispute arises to apply FCC precedent to decide any such review proceeding that may be initiated hereunder.  In addition, in any such review proceeding, none of the parties to the CLEC Settlement will challenge the jurisdiction of the state utility regulatory commission to resolve disputes over Settlement Items as provided in this subsection provided that the parties have first engaged in good faith negotiations as required herein, and provided further that in any such dispute resolution process the state applies the FCC’s rules, regulations, orders and policies applicable to the definition of the corresponding item under Section 271(c)(2)(B) of the Act and the rates, terms and conditions at which such item must be provided by BOCs as agreed herein (or such alternative body of law, if any, as may be identified by the U.S. Supreme Court if that court should reverse the decision of the U.S. Court of Appeals for the First Circuit in Verizon New England, Inc. v. Maine Public Utilities Commission, Case Nos. 06-2151, 06-2429 (slip op. Sept. 6, 2007)).

69.  For a period of three years following closing, FairPoint shall provide wholesale DSL and line sharing where available (provided that the purchaser employs non-interfering technology), subject to the following conditions.

a.  FairPoint will provide wholesale DSL solely for the purpose of a CLEC’s provision of end-user DSL service for three years following the Merger closing date, at a rate not to exceed 82% of FairPoint’s lowest-priced retail rate advertised for stand-alone residential DSL service in Vermont.

b.  At the CLEC’s option, FairPoint shall provide line sharing either (A) at rates set in existing agreements, for the duration of the respective agreements and for an extended term expiring on the date which is three years following their stated expiration date (or three years following the Merger closing date in the case of agreements that remain in effect on a month-to-month basis as of the Merger closing date) at the price specified in the applicable agreement, or (B) for a period of three years following the Merger closing date (pursuant to a tariff provision providing that the offering shall expire by its own terms upon the expiration of such three-year period, unless FairPoint voluntarily extends the term) at a tariffed rate of $30.00 per line (non-recurring charge), plus a recurring charge of $6.00 per line per month (non-recurring charges will apply only to lines for which line sharing is not being provided by Verizon as of the Merger closing date).

c.  FairPoint’s offering of wholesale DSL or line sharing does not constitute its agreement that these services are required to be offered by BOCs under Section 271(c)(2)(B) of the Act or as a result of FairPoint’s commitment to provide Settlement Items; if it should be determined that either offering is so required, the rates set out in this condition will constitute rates that are just and reasonable, and not unreasonably discriminatory, within the meaning of Section 201(b) and 202(a) of the Act and Condition 58 above, for the three-year term described herein.

d.  FairPoint’s obligations under this subsection are independent of any obligation FairPoint has to provide network elements or services under applicable law.

e.  At the end of the three-year period referenced herein, FairPoint may, at its sole discretion, withdraw any offering of line sharing or wholesale DSL pursuant to this section that may then be in effect, including in any state tariff or SGAT.  FairPoint will provide at least six months’ advance notice of any withdrawal of line sharing or wholesale DSL, and the CLECs agree that such notice will constitute adequate and reasonable notice under applicable law.

70.  FairPoint shall not file any new forbearance petition seeking relief from any of FairPoint’s Section 251 obligations or obligations to provide access to Settlement Items in any wire center in Vermont for three years after the Merger closing date. FairPoint shall not be prohibited from pursuing rights of review or clarification or from enforcing any forbearance grant arising from a prior Verizon petition. In such event, the three-year period following the Merger closing date shall constitute a reasonable transition period, and no CLEC shall seek any additional transition beyond such three-year period before FairPoint may give effect to any such forbearance authority.

71.  FairPoint shall not file any new forbearance petition seeking non-dominant treatment for the acquired territory for three years after the Merger closing date. Nothing herein will restrict FairPoint from enforcing any forbearance from dominant carrier regulation already granted to Verizon (by operation of law or otherwise) in the acquired territory.

72.  FairPoint shall comply with the requirements of Section 272(e) of the Act.

Performance Assurance Plan

73.  FairPoint shall adopt and be subject to the Performance Assurance Plan (“PAP”) that now applies to Verizon in Vermont. FairPoint shall adhere to the applicable PAP and Carrier-to-Carrier Guidelines in Vermont and shall be subject to the potential penalties and enforcement mechanisms set forth in those documents. The terms and conditions of the PAP shall remain in effect and applied to FairPoint until the Board orders a successor PAP. FairPoint has agreed not to challenge the Board’s jurisdiction to enforce the PAP.

74.  Any CLEC may seek enforcement of the PAP, even if such right is not expressly incorporated in the interconnection agreement, tariff or SGAT pursuant to which the CLEC purchases service.

75.  After the Merger closing date, FairPoint shall work cooperatively with the CLECs and state utility regulatory staff in good faith to develop and implement a simplified, uniform PAP applicable to FairPoint in Maine, New Hampshire and Vermont. FairPoint shall begin this process by proposing for consideration by the CLECs a revised PAP that could be implemented in all three states.

76.  FairPoint shall be responsible for the performance of all of FairPoint’s wholesale OSS post-Cutover, in accordance with the terms of the PAP.

Miscellaneous Competitive Conditions

77.  No later than six months after closing, FairPoint shall, after consultation with its wholesale customers file a proposal to the Board for a “Rapid Response Team” to address issues with wholesale customers arising from the transition from Verizon to FairPoint.

78.  FairPoint shall identify the account team or single point of contact assigned to each CLEC.

79.  FairPoint shall not pass through to CLECs any acquisition expenses, fees and expenses under the Transition Services Agreement (“TSA”) or training expenses incurred by FairPoint in connection with the Merger or the transition to new operating systems. FairPoint may seek to include in future FairPoint rate cases and cost studies (including but not limited to a future UNE rate proceeding) those capitalized costs arising out of development of new systems which replace systems used as of the Merger closing date by Verizon or its affiliates (including those replacing systems Verizon obtains from third parties), subject to normal review and regulation by the Board.

80.  FairPoint shall provide, without charge, training in accordance with the training plan that it develops in accordance with Attachment 1 to the Stipulated Settlement Terms among FairPoint and certain CLECs filed with the Board. FairPoint shall continue to make available to CLECs the types of information that Verizon currently maintains and disseminates to CLECs regarding Verizon’s systems and business rules and practices, including the CLEC Manual, industry letters and the change management process. Any CLEC that currently does not receive such materials (for example, because it takes service from the wholesale tariff without an interconnection agreement) may receive such materials upon request. FairPoint shall maintain the CLEC user forum process currently employed by Verizon.

81.  FairPoint shall arrange a meeting with wholesale customers approximately six months following cutover to discuss customer concerns and questions. Meeting participants will be expected to inform FairPoint of concerns and questions in advance of the meeting so as to enable FairPoint to respond at or before the meeting.

82.  FairPoint shall not request any increase in any of its tariffed rates for interstate or intrastate tariffed special access circuits to be effective within the three years following the

Merger closing date, unless required by law. FairPoint may commence a proceeding or proceedings seeking an increase in such rates prior to the expiration of such three-year period provided that the effective date of the new rates shall not be before the end of such three-year period.

83.  FairPoint shall not withdraw any of its currently tariffed interstate or intrastate offering of special access circuits offering for three years after the Merger closing date, unless required by law. This condition does not prevent FairPoint from withdrawing other services offered under the special access tariffs, including high-speed, packetized broadband services previously tariffed by Verizon but authorized by the FCC to be withdrawn from the interstate special access tariff.

Dated at Montpelier, Vermont, this 15th day of February, 2008.

s/James Volz	)
	)	PUBLIC SERVICE
)
s/David C. Coen	)	BOARD
)
	)	OF VERMONT
s/John D. Burke	)

OFFICE OF THE CLERK

FILED: February 15, 2008

ATTEST :	s/Susan M. Hudson
Clerk of the Board

NOTICE TO READERS: This decision is subject to revision o f technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@ state.vt.us)

Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days. Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont. Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.

ATTACHMENT 1 TO CERTIFICATE OF PUBLIC GOOD

Conditions from Public Service Board Docket No. 7270 Order

1.     Telephone Operating Company of Vermont LLC shall be designated as an Eligible Telecommunications Carrier (“ETC”) pursuant to 47 U.S.C. § 254(e) and § 214(e)(2) for the service area previously designated for Verizon and Verizon may relinquish its designation as an ETC pursuant to 47 U.S.C. § 214(e)(4) and 47 C.F.R. § 54.205.

2.     Telephone Operating Company of Vermont LLC shall continue to provide the nine services required of ETCs.

General Conditions

3.     FairPoint Communications, Inc. (“FairPoint”)(1) shall appoint a senior level person with responsibility for communicating with the Board and Department.  The person’s primary place of business shall be in Vermont.

4.     If FairPoint and Verizon receive conditional or unconditional regulatory approval from the Maine Public Utilities Commission (“Maine PUC”) or the New Hampshire Public Utilities Commission (“NH PUC”), FairPoint and Verizon shall provide notice to the Board and Department of Public Service (“Department”) and provide a copy of the relevant orders, including any amendments to those orders.

5.     If regulatory approvals from the Maine PUC or the NH PUC are conditional, approval in Vermont is conditioned upon subsequent review by this Board of the conditions imposed by those other regulatory bodies.  The parties may not close the transaction until that subsequent Vermont review has been completed.  The Board will provide an expedited procedure to review any such conditions.

6.     Within 15 days of closing, FairPoint shall substitute itself for Verizon as a party in all proceedings before the Board, except Dockets No. 7183/7192.

7.     Verizon New England Inc. shall not rely upon this transaction as a basis to contest the jurisdiction of the Board to investigate in Consolidated Dockets No. 7183/7192 allegations that

(1)   As used in this Certificate of Public Good, FairPoint shall include its subsidiaries Northern New England Telephone Operations Inc., Telephone Operating Company of Vermont LLC, and Enhanced Communications of Northern New England Inc.

Verizon New England Inc. participated in an alleged foreign intelligence program of the National Security Agency involving customer records.

Terms and Conditions of Service

8.     FairPoint shall file tariffs, to be effective on the date of closing, that match the rates, terms and conditions in Verizon’s current tariffs.

9.     FairPoint shall be subject to the terms and conditions of the 2005–2010 Amended Incentive Regulation Plan (the “Incentive Regulation Plan”) set out in Appendix A of the Board’s Order of April 27, 2006, in Dockets 6959/7142 (including the 2005–2010 Amended Service Quality Plan set out in Appendix B), except as modified by this Order.

10.   Through December 31, 2010, FairPoint shall not withdraw or increase the price on any regulated intrastate telecommunications service offered by Verizon under tariff as of the closing date of this transaction without the approval of the Board.

11.   FairPoint shall prorate all volume pricing provided for in any tariff or other agreement so that the volume thresholds are reduced by the portion of the customer’s volume that is generated in states outside of the acquired Verizon operations.

12.   Notwithstanding any other provision of the Incentive Regulation Plan, the Board or the Department may seek rate reductions commensurate with any increase in Federal Universal Service Funding which the Vermont operation may be eligible to receive.

13.   FairPoint shall assume Verizon’s duty to provide annually a Performance Benchmark Report.  FairPoint shall demonstrate that it has made arrangements to include all state-specific information currently described in that report.

14.   FairPoint may not recover in rates any expenses related to the transaction or the transition from Verizon to FairPoint, including any acquisition premium or any increased costs which are due to FairPoint’s need to develop and transition to new systems currently supported by Verizon, or which are incurred as a result of continued reliance on Verizon under the Transition Services Agreement.

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Broadband

15.   While meeting the statewide availability commitments for broadband set out in the Incentive Regulation Plan, FairPoint shall also provide broadband service to all access lines in at least 50% of its exchanges by the end of 2010.

a.               As used in this condition, “Broadband” means a data transmission rate of not less than 1.5 Mbps per second in at least one direction.

b.              FairPoint shall determine which exchanges it will serve with 100% broadband availability and publicly announce these exchanges as soon as possible, but no later than six months, after closing.  Each exchange shall be contiguous with at least one other exchange (served by FairPoint or another company) with actual or planned 100% broadband availability.

16.   Additional lines or line equivalents qualified for broadband service in the territory served out of the Burlington Central Office after July 1, 2005, shall be excluded from the number of additional lines qualified for broadband service for purposes of the calculations under the Incentive Regulation Plan.

Service Quality

17.   FairPoint shall track on a monthly basis, Trouble Report Rates and Troubles Not Cleared in 24 Hours by exchange, and ensure that no exchange has a rate on any of these measures that exceeds twice the statewide standard.  In addition, if the trouble report rate for any given wire center exceeds twice the statewide standard of 1.4 for three consecutive months, FairPoint shall develop a remediation plan to address the issues causing the higher trouble rate and file it with the Board and Department.  Within 12 months of closing, FairPoint also shall develop and file with the Board and Department, an action plan for analysis and remediation of service quality issues for wire centers (other than those already addressed) where the trouble report rates have exceeded twice the statewide standard for at least three consecutive months.

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18.   If FairPoint fails to meet the performance baseline for the same service quality standard in three consecutive years, it shall file with the Board and Department an evaluation of the reasons for not meeting that standard and the proposed corrective actions.

19.   FairPoint shall perform all of Verizon’s obligations under the settlement in Docket 6957.

20.   FairPoint shall complete any of the improvement projects that Verizon has identified to address localized service quality issues if Verizon has not completed those projects by the date the parties close the transactions.

21.   Prior to conversion, FairPoint shall provide the Department with the codes to be used in the new trouble tracking system to ensure the codes will provide the same information as reported by Verizon, and ensure that the codes map to the Verizon system used as a basis for the report.

22.   Within six months of closing, FairPoint shall report on:  (1) progress in establishing a tracking system for new customer service requests; (2) whether it has established a goal reflecting good service; (3) the percentage of customer service requests meeting that goal, by month; and (4) a narrative describing improvements that have been made in joint operations with electric utilities when responding to requests for new service.

23.   FairPoint shall provide a detailed management plan that addresses quality and service issues before the acquisition is approved.  The plan should address the following.

•                           Organizational Structure and responsibility

•                           Implementing a regimented approach to the inspection of work

•                           Quality policies and metrics

•                           Process flow – engineering, construction, testing, and service provisioning

•                           Reducing error rate

•                           On time completion rate

•                           Training employees

•                           An analysis of data and improvement of data conversion

24.   At closing, FairPoint shall adopt the Performance Enhancement Plan (“PEP”) to support its service quality and broadband commitments.

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25.   Verizon shall deposit $25.0 million with a neutral administrator to fund the set asides required under the PEP during 2008 and 2009.

26.   During 2008 and 2009, FairPoint shall draw upon the fund for any money that it is required to set aside under the PEP.  At the end of 2009, any amounts left in the fund provided by Verizon that have not been drawn upon due to fund set asides shall be returned to Verizon.  In addition, if, by the end of 2010, FairPoint has spent less on remediation than the set-asides drawn from the funds provided by Verizon, FairPoint shall return the difference to Verizon.

Financial

27.   FairPoint shall form a separate legal entity within the State of Vermont to separate all Vermont-related assets and liabilities, if any, from the assets and liabilities of other FairPoint regulated and non-regulated operations.

28.   During the three years following the Closing Date, FairPoint shall make, on average, annual capital investments in Vermont in the following minimum amounts:

First Year	$41,000,000.00

Average of First Two Years	$40,000,000.00

Average of First Three Years	$40,000,000.00

To assure investment in the network occurs as projected by FairPoint, total dividend payments by FairPoint to its common shareholders following the two year anniversary of the closing will be reduced the following year by the amount in which the annual average capital expenditures made in Vermont over the two years is less than $40 million, and dividends paid in the year following the three-year anniversary will be reduced by the amount in which the annual average capital expenditures over the three-year period is less than $40 million.

29.   The following restrictions on FairPoint’s dividends shall apply.

(a) Beginning with the first full quarterly dividend paid after the closing of the Merger, FairPoint shall reduce its aggregate annual dividends payable on common stock (currently $1.59 per share) by 35% which is effectively an annual reduction of approximately $49.7 million from current projected levels after the Merger. FairPoint shall not be allowed to subsequently increase its per share dividend until this limitation is terminated pursuant to paragraph 36.

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(b) FairPoint shall not declare or pay any dividend on the common stock of FairPoint following the end of any three consecutive fiscal quarters during which the Leverage Ratio exceeds 5.50 (reduced to 5.0 at and after the fifth full calendar quarter following the Closing Date) or the Interest Coverage Ratio is less than 2.25. FairPoint shall use funds that would otherwise be available to pay dividends but for this restriction to first repay outstanding borrowings under its revolving credit agreement and second to prepay Term Loan borrowings (unless the loan agreements require a different order of payment) until such repayments reduce the debt as of the end of the last respective quarter such that the Leverage Ratio is reduced to 5.5 or 5.0, respectively.  (There will not be any limitation on dividends paid during the first two full fiscal quarters following the closing beyond the reduction agreed to in paragraph (a).)

(c) FairPoint shall limit the cumulative amount of payments of dividends on its outstanding common stock (excluding the first two full quarterly dividend payments after the closing) to not more than the cumulative adjusted free cash flow (before dividends) generated from and after the Closing Date.

(d) The conditions in paragraphs (b) and (c) will not be effective until the third full fiscal quarter following the closing, to be consistent with the proposed credit agreement.  For all purposes herein, Leverage Ratio shall be defined as the ratio of Total Indebtedness to Adjusted EBITDA. In calculating the Leverage Ratio, for purposes herein, FairPoint shall use the outstanding gross debt amount reduced by any available cash balance, provided that the amount of cash netted against gross debt shall be no more than $25 million.  The definitions of Total Indebtedness and Adjusted EBITDA shall be the same as those contained in FairPoint’s current loan documents and as modified by the terms of the new loan documents.

30.   Beginning in the first quarter of 2009, FairPoint shall pay the higher of $45,000,000 annually, or 90% of annual Free Cash Flow, to be applied equally in each fiscal quarter, towards the permanent reduction of the principal amount of the Term Loan(s).  Free Cash Flow is defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred.  (For the first year of operations, this calculation would include all adjustments permitted by the current and the new loan documents.)

31.   The requirements and conditions in paragraphs 34(a), (b) & (c) and 35, above, shall terminate upon FairPoint achieving a Leverage Ratio of 3.5 for any three consecutive fiscal quarters, provided that if within two years of the end of such three consecutive fiscal quarters achieving the Leverage Ratio of 3.5, the Leverage Ratio exceeds 4.0 for any three consecutive quarters, the limitations and conditions in paragraphs 34(a), (b) & (c) and 35 shall become

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effective and remain effective until the earlier of five years after the end of such three consecutive fiscal quarters achieving a Leverage Ratio of 3.5 or ten years after the closing date. In any event, the limitations and conditions in paragraphs 34(a), (b) & (c), 35, and 36 shall terminate no later than ten years after the closing date.  (For the purpose of clarity, if over the ten-year period FairPoint does not achieve the Leverage Ratio of 3.5 for three consecutive quarters, the limitations and conditions remain in effect over the entire ten-year period.)

32.   Verizon shall provide at or before closing a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement as of the date hereof.  FairPoint shall use $235.5 million to repay permanently (or otherwise not incur), not later than 30 days after the closing of the Merger, the Term Loan or the Spinco Securities issued or incurred at closing.

33.   If on December 31, 2011, FairPoint’s Leverage Ratio of Total Indebtedness to Adjusted EBITDA, as calculated in accordance with the Amended Maine Stipulation dated December 21, 2007, is 3.6 or higher, FairPoint shall reduce its debt by $150 million by December 31, 2012 (and FairPoint shall also comply with the debt reduction provision of the Amended Maine Stipulation dated December 21, 2007, if it is in effect at that time).  If the debt reduction is not accomplished by December 31, 2012, FairPoint shall suspend its dividend until the bank debt is refinanced.

Regulation of FairPoint Vermont

34.   The FairPoint Vermont, Inc., d/b/a FairPoint Communications (“FairPoint Vermont”), lines shall be excluded from measurements of progress toward the Incentive Regulation Plan’s broadband deployment milestones.

35.   The election of FairPoint Vermont under 30 V.S.A. Section 227d is terminated; FairPoint Vermont shall be included in the provisions of the Incentive Regulation Plan related to changes in pricing, terms, and conditions of service.

36.   FairPoint Vermont shall comply with the Annual Investment requirement of the Incentive Regulation Plan.

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Poles

37.   All dual poles shall be inventoried and a detailed work plan established within six months of closing.

38.   FairPoint shall remove all dual poles existing on the date of closing within its service area within 30 months of closing.

39.   Before closing, Verizon shall establish an Overdue Pole Work Escrow Fund of $6,700,000 with a neutral administrator.  The fund shall be available to FairPoint to compensate it for costs associated with removing the dual poles.  The balance, with interest, shall be refunded to Verizon when FairPoint certifies that the work has been completed.

Emergency Response

40.   FairPoint shall adopt written emergency protocols for each electric utility in its serving area.  The protocols shall be filed with the Board and the Department by closing.  If possible, the protocols shall be jointly adopted with the relevant electric utility.

41.   No later than six months after closing, FairPoint shall file a demonstration that it has used its best efforts to enter into mutual aid agreements with comparably-sized or larger carriers in case of a natural disaster or other widespread emergency and file copies of any agreements that it has entered into.

Cutover and Transition

42.   FairPoint shall hire an Independent Monitor acceptable to it and to the Department.  The scope of work of the Independent Monitor shall be as defined in the Three-State Independent Monitor Statement of Scope, which was entered into evidence in this Docket as exh. WL-6.

43.   The Independent Monitor will generate key deliverables as specified in the Three-State Independent Monitor Scope of Work, including draft final reports for review by the Board and interested parties, and will participate in a status conference with the Board, prior to cutover, to present and answer questions from the Board on FairPoint’s cutover readiness.  In addition, the Department shall file copies of all written reports from the Independent Monitor with the Board.

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44.   Until FairPoint is obliged to give notice to Verizon to activate cutover on a specific date, the Board may order that cutover be delayed, if it has substantial concerns about FairPoint’s readiness.

45.   The cost of retaining the Independent Monitor shall be funded by FairPoint.

46.   FairPoint shall conduct a post-cutover “switch to bill to tariff” comparison to determine the accuracy of the converted billing records.  This review shall involve sampling the customer base represented on multiple representative switches to determine the degree to which products that are provisioned on the switch are actually being billed to the customer, and that the products that are being billed to the customer meet the tariff requirements.  The review should examine not only the accuracy of the conversion, but also the accuracy of the current switch profiles, and the quality of the source billing data as it relates to the switches and tariffs.  The review shall be completed no later than nine months after cutover and filed with the Board and parties to this docket.

47.   FairPoint shall conduct a billing audit within six months of cutover.  The audit will be a statistically valid sampling of representative billing output from multiple billing cycles.  This review would include full invoice verification.  FairPoint may perform the audit in conjunction with the “switch to bill to tariff” comparison and standard revenue operations production reviews.

48.   FairPoint shall create a plan no later than 12 months after closing to transition and train Verizon employees, who are accustomed to Verizon’s procedures, into FairPoint’s operational processes.  FairPoint shall establish its own written policies and procedures.  FairPoint shall file these policies and procedures in a timely manner with the Board and Department, along with the transition plan.

49.   Beginning with the 3rd bill sent to customers under the new FairPoint billing systems and continuing for 18 monthly bills, in each such month in which the bill provided contains an error FairPoint shall provide each retail customer a credit of $5.00 (in addition to refunding any over-billing).  The bill credit shall not apply to inconsequential typographical errors.

50.   The Independent Monitor, established to ensure FairPoint’s system conversion process is implemented in a manner which eliminates risk to customers, should include as one of its criteria

9

an assurance that FairPoint’s systems comply with the market opening requirements of the 1996 Act.

Competition

51.   FairPoint shall be an incumbent local exchange carrier (“ILEC”) subject to all of the obligations of Section 251 of the Federal Telecommunications Act of 1996 (the “Act”), including but not limited to the obligation to provide access to unbundled network elements (UNEs) wherever “impairment” exists pursuant to Sections 251(c)(3) and 251(d)(2)(B) of the Act, and the requirement to abide by the negotiation/arbitration process prescribed in section 252 of the Act.

52.   FairPoint shall not seek or assert “rural telephone company” classification for FairPoint for purposes of the Section 251(f)(1) rural exemption from Section 251(c) of the Act.  This condition does not prevent FairPoint from seeking or accepting designation of FairPoint as “rural” solely for purposes of qualifying for universal service funding or similar support from federal or state programs.

53.   FairPoint shall not now or in the future seek any suspension or modification of any of FairPoint’s 251(b) or (c) obligations pursuant to Section 251(f)(2) of the Act.  This includes FairPoint’s local number portability obligations under Section 251(b)(2).

54.   For three years following the closing date of the Merger, FairPoint shall not reclassify as non-impaired any of FairPoint’s wire centers in Vermont that are not currently classified as non-impaired.  Thereafter, FairPoint shall provide separate notice if and when it decides to withdraw unbundled access to such transport in accordance with applicable tariff, contractual and regulatory notice requirements.

55.   FairPoint shall adopt all of Verizon’s interconnection agreements and other contracts. Where a contract cannot be adopted, FairPoint shall implement contracts that mirror the rates, terms and conditions in Verizon’s contracts.

56.   FairPoint shall adopt the Statement of Generally Available Terms (“SGAT”) in effect as of the Merger closing date and the Vermont SGAT shall remain in place with rates capped at then-current levels for three years following the Merger closing date.  Services available pursuant to said SGAT, as may be amended from time to time in accordance with applicable law

10

(including the conditions in this Order) shall be made available to the competitive local exchange carriers (“CLEC”) in accordance with the terms thereof.

57.   At closing and until modified through relevant procedures, FairPoint shall implement the same rates, terms and conditions and follow the same processes, for all services offered by Verizon to wholesale customers including CLECs under contract, the SGAT or tariffs prior to close by FairPoint.

58.   FairPoint shall extend in writing all inter-carrier agreements in effect as of the Merger closing date for three years following their stated expiration date.  Such extension shall not affect the right of a CLEC to terminate an agreement pursuant to the agreement’s provisions.  Either party may commence negotiation of a new agreement within nine months prior to the expiration of such extended term.

59.   For agreements that have expired or are renewed only on a month-to-month basis as of the Merger closing date, FairPoint shall extend the then-current rates and other terms in writing for three years following the Merger closing date.  Such extension shall not affect the right of either party to extend such agreements further on a month-to-month basis following the expiration of such three-year term, if the terms of the agreement permit such unilateral month-to-month extensions.  Either party may commence negotiation of a new agreement within nine months prior to the expiration of the three-year extension term.

60.   FairPoint shall cause all volume pricing provided for in either type of agreement described above, or in tariff-based volume discount programs, to be pro-rated so such volume pricing terms will be deemed to exclude volume requirements from states outside of the three-state area served by FairPoint following the Merger closing date.  FairPoint shall work with CLECs and Verizon to provide them the same benefits in the aggregate as those provided by the existing Verizon volume discount arrangement; however, in the event that a CLEC chooses to reduce its spending in the FairPoint service territory post-closing, FairPoint is not required to hold such CLEC “harmless” in the amount of credit it receives under such volume discount arrangement.

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61.   FairPoint shall offer three-year agreements for tandem transit service, with rates capped at the current tandem transit rates for wholesale customers that agree to a three-year minimum term commitment.

62.   FairPoint shall comply with number porting intervals and trunk ordering rules and intervals as may be set forth within existing tariffs, interconnection agreements or other agreements, as the case may be.  Otherwise, FairPoint shall comply with industry standard number porting intervals and trunk ordering rules and intervals.

63.   FairPoint shall provide as “Settlement Items” all Section 271(c)(2)(B) “competitive checklist” network elements and services to the extent that the FCC rules or has ruled that Bell Operating Companies (“BOCs”) in general are required to provide such elements and services, now or in the future, at rates, terms and conditions that are just and reasonable, and not unreasonably discriminatory, as if governed by Sections 201(b) and 202(a) of the Act as interpreted by the FCC, subject to the rights of negotiation and of review set forth in this section. If the U.S. Supreme Court should reverse the decision of the U.S. Court of Appeals for the First Circuit in Verizon New England, Inc. v. Maine Public Utilities Commission, Case Nos. 06-2151, 06-2429 (slip op. Sept. 6, 2007), then FairPoint will provide as “Settlement Items” such Section 271(c)(2)(B) elements and services as BOCs generally may be required to provide under applicable law.  In the event the FCC through a final order delegates to the State of Vermont or the State of New Hampshire the authority to determine what elements and services must be provided by BOCs under Section 271(c)(2)(B), then this condition shall be modified accordingly. Nothing herein shall limit the right of FairPoint or any of the parties to the CLEC Settlement to seek reconsideration or review of any such FCC order.

a.                                       FairPoint may cease providing any Settlement Item in the event that the FCC, a state utility regulatory commission or a court (in each case having competent jurisdiction and authority) (each a “Governmental Authority”) determines that such item is not required to be provided pursuant to applicable law.

b.                                      In the event a CLEC requests in writing that FairPoint provide in Vermont a Settlement Item required to be provided under this condition, and not the subject of a determination described in subparagraph a, FairPoint and the CLEC will engage in good faith negotiations to reach agreement on the rates, terms and conditions pursuant to which FairPoint will provide such Settlement Item.  In the event that FairPoint and the requesting CLEC are unable to reach agreement within nine

12

months from the date FairPoint receives such written request, the CLEC shall have the right to seek resolution of any disputed rates, terms or conditions from the Board. The FCC’s rules, regulations, orders and policies applicable to the definition of the corresponding item under Section 271(c)(2)(B) of the Act and the rates, terms and conditions at which such item must be provided by BOCs shall govern the Board’s determinations in any such dispute resolution proceeding.  Each Party to such dispute shall have the right to seek review in a court of competent jurisdiction of any state utility regulatory commission action relative to any Settlement Item, including any state utility regulatory commission order asserting that FairPoint is required to provide an element or service pursuant to this condition above, or setting rates, terms or conditions or asserting a pricing standard for any Settlement Item.  None of the Parties will challenge the jurisdiction of the court of competent jurisdiction in which the dispute arises to apply FCC precedent to decide any such review proceeding that may be initiated hereunder.  In addition, in any such review proceeding, none of the parties to the CLEC Settlement will challenge the jurisdiction of the state utility regulatory commission to resolve disputes over Settlement Items as provided in this subsection provided that the parties have first engaged in good faith negotiations as required herein, and provided further that in any such dispute resolution process the state applies the FCC’s rules, regulations, orders and policies applicable to the definition of the corresponding item under
Section 271(c)(2)(B) of the Act and the rates, terms and conditions at which such item must be provided by BOCs as agreed herein (or such alternative body of law, if any, as may be identified by the U.S. Supreme Court if that court should reverse the decision of the U.S. Court of Appeals for the First Circuit in Verizon New England, Inc. v. Maine Public Utilities Commission, Case Nos. 06-2151, 06-2429 (slip op. Sept. 6, 2007)).

64.      For a period of three years following closing, FairPoint shall provide wholesale DSL and line sharing where available (provided that the purchaser employs non-interfering technology), subject to the following conditions.

a.                             FairPoint will provide wholesale DSL solely for the purpose of a CLEC’s provision of end-user DSL service for three years following the Merger closing date, at a rate not to exceed 82% of FairPoint’s lowest-priced retail rate advertised for stand-alone residential DSL service in Vermont.

b.                            At the CLEC’s option, FairPoint shall provide line sharing either (A) at rates set in existing agreements, for the duration of the respective agreements and for an extended term expiring on the date which is three years following their stated expiration date (or three years following the Merger closing date in the case of agreements that remain in effect on a month-to-month basis as of the Merger closing date) at the price specified in the applicable agreement, or (B) for a period of three years following the Merger closing date (pursuant to a tariff provision providing that the offering shall expire by its own terms upon the expiration of such three-year period, unless FairPoint voluntarily extends the term) at a tariffed rate of $30.00 per

13

line (non-recurring charge), plus a recurring charge of $6.00 per line per month (non-recurring charges will apply only to lines for which line sharing is not being provided by Verizon as of the Merger closing date).

c.               FairPoint’s offering of wholesale DSL or line sharing does not constitute its agreement that these services are required to be offered by BOCs under Section 271(c)(2)(B) of the Act or as a result of FairPoint’s commitment to provide Settlement Items; if it should be determined that either offering is so required, the rates set out in this condition will constitute rates that are just and reasonable, and not unreasonably discriminatory, within the meaning of Section 201(b) and 202(a) of the Act and Condition 58 above, for the three-year term described herein.

d.              FairPoint’s obligations under this subsection are independent of any obligation FairPoint has to provide network elements or services under applicable law.

e.               At the end of the three-year period referenced herein, FairPoint may, at its sole discretion, withdraw any offering of line sharing or wholesale DSL pursuant to this section that may then be in effect, including in any state tariff or SGAT.  FairPoint will provide at least six months’ advance notice of any withdrawal of line sharing or wholesale DSL, and the CLECs agree that such notice will constitute adequate and reasonable notice under applicable law.

65.   FairPoint shall not file any new forbearance petition seeking relief from any of FairPoint’s Section 251 obligations or obligations to provide access to Settlement Items in any wire center in Vermont for three years after the Merger closing date.  FairPoint shall not be prohibited from pursuing rights of review or clarification or from enforcing any forbearance grant arising from a prior Verizon petition.  In such event, the three-year period following the Merger closing date shall constitute a reasonable transition period, and no CLEC shall seek any additional transition beyond such three-year period before FairPoint may give effect to any such forbearance authority.

66.   FairPoint shall not file any new forbearance petition seeking non-dominant treatment for the acquired territory for three years after the Merger closing date.  Nothing herein will restrict FairPoint from enforcing any forbearance from dominant carrier regulation already granted to Verizon (by operation of law or otherwise) in the acquired territory.

67.   FairPoint shall comply with the requirements of Section 272(e) of the Act.

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Performance Assurance Plan

68.   FairPoint shall adopt and be subject to the Performance Assurance Plan (“PAP”) that now applies to Verizon in Vermont.  FairPoint shall adhere to the applicable PAP and Carrier-to-Carrier Guidelines in Vermont and shall be subject to the potential penalties and enforcement mechanisms set forth in those documents.  The terms and conditions of the PAP shall remain in effect and applied to FairPoint until the Board orders a successor PAP.  FairPoint has agreed not to challenge the Board’s jurisdiction to enforce the PAP.

69.   Any CLEC may seek enforcement of the PAP, even if such right is not expressly incorporated in the interconnection agreement, tariff or SGAT pursuant to which the CLEC purchases service.

70.   After the Merger closing date, FairPoint shall work cooperatively with the CLECs and state utility regulatory staff in good faith to develop and implement a simplified, uniform PAP applicable to FairPoint in Maine, New Hampshire and Vermont.  FairPoint shall begin this process by proposing for consideration by the CLECs a revised PAP that could be implemented in all three states.

71.   FairPoint shall be responsible for the performance of all of FairPoint’s wholesale OSS post-Cutover, in accordance with the terms of the PAP.

Miscellaneous Competitive Conditions

72.   No later than six months after closing, FairPoint shall, after consultation with its wholesale customers file a proposal to the Board for a “Rapid Response Team” to address issues with wholesale customers arising from the transition from Verizon to FairPoint.

73.   FairPoint shall identify the account team or single point of contact assigned to each CLEC.

74.   FairPoint shall not pass through to CLECs any acquisition expenses, fees and expenses under the Transition Services Agreement (“TSA”) or training expenses incurred by FairPoint in connection with the Merger or the transition to new operating systems.  FairPoint may seek to include in future FairPoint rate cases and cost studies (including but not limited to a future UNE rate proceeding) those capitalized costs arising out of development of new systems which replace

15

systems used as of the Merger closing date by Verizon or its affiliates (including those replacing systems Verizon obtains from third parties), subject to normal review and regulation by the Board.

75.   FairPoint shall provide, without charge, training in accordance with the training plan that it develops in accordance with Attachment 1 to the Stipulated Settlement Terms among FairPoint and certain CLECs filed with the Board.  FairPoint shall continue to make available to CLECs the types of information that Verizon currently maintains and disseminates to CLECs regarding Verizon’s systems and business rules and practices, including the CLEC Manual, industry letters and the change management process.  Any CLEC that currently does not receive such materials (for example, because it takes service from the wholesale tariff without an interconnection agreement) may receive such materials upon request.  FairPoint shall maintain the CLEC user forum process currently employed by Verizon.

76.   FairPoint shall arrange a meeting with wholesale customers approximately six months following cutover to discuss customer concerns and questions.  Meeting participants will be expected to inform FairPoint of concerns and questions in advance of the meeting so as to enable FairPoint to respond at or before the meeting.

77.   FairPoint shall not request any increase in any of its tariffed rates for interstate or intrastate tariffed special access circuits to be effective within the three years following the Merger closing date, unless required by law.  FairPoint may commence a proceeding or proceedings seeking an increase in such rates prior to the expiration of such three-year period provided that the effective date of the new rates shall not be before the end of such three-year period.

78.   FairPoint shall not withdraw any of its currently tariffed interstate or intrastate offering of special access circuits offering for three years after the Merger closing date, unless required by law.  This condition does not prevent FairPoint from withdrawing other services offered under the special access tariffs, including high-speed, packetized broadband services previously tariffed by Verizon but authorized by the FCC to be withdrawn from the interstate special access tariff.

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STATE OF VERMONT

PUBLIC SERVICE BOARD

Docket No. 7270

Joint Petition of Verizon New England Inc., d/b/a Verizon	)
Vermont, certain affiliates thereof, and FairPoint	)
Communications, Inc. for approval of an asset transfer,	)
acquisition of control by merger and associated transactions	)

CERTIFICATE OF CONSENT TO TRANSFER ASSETS OF VERIZON NEW
ENGLAND INC.,  NYNEX LONG DISTANCE COMPANY, BELL ATLANTIC
COMMUNICATIONS INC. AND VERIZON SELECT SERVICES INC.
PURSUANT TO 30 V.S.A. § 109

IT IS HEREBY CERTIFIED that the Public Service Board of the State of Vermont has this date found and adjudged that the transfer of the businesses of Verizon New England, Inc., NYNEX Long Distance Company (“NYNEX Long Distance”), Bell Atlantic Communications Inc. (“BACI”) and Verizon Select Services Inc. (“VSSI”), and acquisition of control by merger by FairPoint Communications, Inc. of Northern New England Telephone Operations LLC (“Telco”), Telephone Operating Company of Vermont LLC (“Telco Vermont”) and Enhanced Communications of Northern New England Inc. (“Newco”) will promote the general good of the State of Vermont and hereby consents to said asset sale and transfer.

Petitioners shall file this Certificate of Consent with the Vermont Secretary of State, pursuant to 30 V.S.A. § 109.

Dated at Montpelier, Vermont, this 15th day of February, 2008.

	s/James Volz	)
		)	PUBLIC SERVICE
)
	s/David C. Coen	)	BOARD
)
		)	OF VERMONT
	s/John D. Burke	)

OFFICE OF THE CLERK

FILED: February 15, 2008

ATTEST :	s/Susan M. Hudson
Clerk of the Board

NOTICE TO READERS: This decision is subject to revision of technical errors.  Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7270

Joint Petition of Verizon New England Inc., d/b/a Verizon	)
Vermont, certain affiliates thereof, and FairPoint	)
Communications, Inc. for approval of an asset transfer,	)
acquisition of control by merger and associated transactions	)

CERTIFICATE OF PUBLIC GOOD ISSUED TO NORTHERN NEW ENGLAND

TELEPHONE OPERATIONS INC. PURSUANT TO 30 V.S.A. § 231

IT IS HEREBY CERTIFIED that the Public Service Board (“Board”) of the State of Vermont on this date finds and adjudges that the issuance of a Certificate of Public Good to Northern New England Telephone Operations Inc. (“FairPoint”) for the purpose of providing intrastate telecommunications services within the state of Vermont, will promote the general good of the State of Vermont.  This Certificate is subject to, and FairPoint shall comply with, the conditions contained in the Board’s Order of February 15, 2008, in Docket 7270, which are attached hereto as Attachment 1.  In addition, no later than twenty days from the date of issuance of this Certificate, FairPoint shall provide the Board with the Vermont Secretary of State’s authorization for this company.

Dated at Montpelier, Vermont, this 15th day of February, 2008.

	s/James Volz	)
		)	PUBLIC SERVICE
)
	s/David C. Coen	)	BOARD
)
		)	OF VERMONT
	s/John D. Burke	)

OFFICE OF THE CLERK

FILED: February 15, 2008

ATTEST :	s/Susan M. Hudson
Clerk of the Board

NOTICE TO READERS:  This decision is subject to revision of technical errors.  Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made.  (E-mail address: psb.clerk@state.vt.us)

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7270

Joint Petition of Verizon New England Inc., d/b/a Verizon	)
Vermont, certain affiliates thereof, and FairPoint	)
Communications, Inc. for approval of an asset transfer,	)
acquisition of control by merger and associated transactions	)

CERTIFICATE OF PUBLIC GOOD ISSUED TO ENHANCED COMMUNICATIONS
OF NORTHERN NEW ENGLAND INC. PURSUANT TO 30 V.S.A. § 231

IT IS HEREBY CERTIFIED that the Public Service Board (“Board”) of the State of Vermont on this date finds and adjudges that the issuance of a Certificate of Public Good to Enhanced Communications of Northern New England Inc. (“FairPoint”) for the purpose of providing intrastate telecommunications services within the state of Vermont, will promote the general good of the State of Vermont.  This Certificate is subject to, and FairPoint shall comply with, the conditions contained in the Board’s Order of February 15, 2008, in Docket 7270, which are attached hereto as Attachment 1.  In addition, no later than twenty days from the date of issuance of this Certificate, FairPoint shall provide the Board with the Vermont Secretary of State’s authorization for this company.

Dated at Montpelier, Vermont, this 15th day of February, 2008.

	s/James Volz	)
		)	PUBLIC SERVICE
)
	s/David C. Coen	)	BOARD
)
		)	OF VERMONT
	s/John D. Burke	)

OFFICE OF THE CLERK

FILED: February 15, 2008

ATTEST :	s/Susan M. Hudson
Clerk of the Board

NOTICE TO READERS: This decision is subject to revision of technical errors.  Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7270

Joint Petition of Verizon New England Inc., d/b/a Verizon	)
Vermont, certain affiliates thereof, and FairPoint	)
Communications, Inc. for approval of an asset transfer,	)
acquisition of control by merger and associated transactions	)

CERTIFICATE OF PUBLIC GOOD ISSUED TO TELEPHONE OPERATING
COMPANY OF VERMONT LLC PURSUANT TO 30 V.S.A. § 231

IT IS HEREBY CERTIFIED that the Public Service Board (“Board”) of the State of Vermont on this date finds and adjudges that the issuance of a Certificate of Public Good to Telephone Operations Company of Vermont LLC (“FairPoint”) for the purpose of providing intrastate telecommunications services within the state of Vermont, will promote the general good of the State of Vermont.  This Certificate is subject to, and FairPoint shall comply with, the conditions contained in the Board’s Order of February 15, 2008, in Docket 7270, which are attached hereto as Attachment 1.  In addition, no later than twenty days from the date of issuance of this Certificate, FairPoint shall provide the Board with the Vermont Secretary of State’s authorization for this company.

Dated at Montpelier, Vermont, this 15th day of February, 2008.

	s/James Volz	)
		)	PUBLIC SERVICE
)
	s/David C. Coen	)	BOARD
)
		)	OF VERMONT
	s/John D. Burke	)

OFFICE OF THE CLERK

FILED: February 15, 2008

ATTEST :	s/Susan M. Hudson
Clerk of the Board

NOTICE TO READERS:  This decision is subject to revision of technical errors.  Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made.  (E-mail address: psb.clerk@state.vt.us)